UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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VMware, Inc.

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VMWARE, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2010

To the Stockholders of VMware, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of VMware, Inc. (“VMware,” “we,” “us,” and “our”), a Delaware corporation, will be held at VMware’s offices at 3401 Hillview Avenue, Palo Alto, CA 94304, on Friday, May 21, 2010, at 9:00 a.m. local time. We will also offer a webcast of the annual meeting at http://www.vmware.com. The webcast will be available on our website for approximately 30 days following our meeting.

We are holding the meeting for the following purposes:

1.	To elect three members nominated by us to the Board of Directors to serve as our Class III, Group I directors, to be elected by our sole Class B common stockholder for a three-year term expiring at the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2010.

3.	To transact any and all other business that may properly come before the meeting or any adjournments thereof.

All stockholders of record of our common stock at the close of business on March 24, 2010, the record date, are entitled to notice of and to vote at this meeting and any adjournments thereof.

Class A common stockholders may cast your votes by completing a proxy. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials and in “Voting Over the Internet or by Telephone” on page 3 of the proxy statement, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient, helps reduce the environmental impact of our Annual Meeting, and saves us significant postage and processing costs.

By order of the Board of Directors

/s/ S. DAWN SMITH
S. DAWN SMITH
Senior Vice President, General Counsel and Corporate Secretary

Palo Alto, California

April 5, 2010

i

VMWARE, INC.

3401 Hillview Avenue

Palo Alto, California 94304

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies of stockholders by the Board of Directors of VMware, Inc., a Delaware corporation (“VMware” “we,” “our” or “us”), for the Annual Meeting of Stockholders of VMware to be held on May 21, 2010 at 9:00 am local time (the “Annual Meeting”), and any continuation, postponement or adjournments thereof, for the purposes set forth in this proxy statement and the attached Notice of the Annual Meeting of Stockholders (the “Notice of Annual Meeting”). The Annual Meeting will be held at VMware’s offices at 3401 Hillview Avenue, Palo Alto, CA 94304.

Internet Availability of Proxy Materials

Under the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice Regarding the Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

We intend to make this proxy statement available on the Internet and to mail the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 5, 2010.

Outstanding Shares

We have two classes of authorized common stock: Class A common stock and Class B common stock. As of March 24, 2010, the record date for the Annual Meeting, VMware had outstanding and entitled to vote 407,193,883 shares of common stock, of which 107,193,883 shares are Class A common stock and 300,000,000 shares are Class B common stock. As of March 24, 2010, EMC Corporation (“EMC”), our parent and controlling stockholder, holds all of the outstanding Class B common stock and 28,080,000 shares, or 26.2 percent, of the outstanding Class A common stock. Four members of our Board of Directors—Joseph M. Tucci, Michael W. Brown, John R. Egan and David N. Strohm—also serve as members of the board of directors of EMC. Mr. Tucci, the Chairman of our Board of Directors, is also the Chairman, President and Chief Executive Officer of EMC. Additionally, a fifth member of our Board of Directors, David I. Goulden, is the Executive Vice President and Chief Financial Officer of EMC.

Quorum

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Holders of shares representing a majority of the total outstanding shares of our common stock on March 24, 2010 entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum, except with respect to the election of the Class III, Group I directors nominated for election at the Annual Meeting, for which the holders of a majority of the outstanding shares of our Class B common stock, represented in person or by proxy, constitute a quorum. Abstentions and broker non-votes, as defined below, are considered present for purposes of determining the presence of a quorum.

Voting

Only Class A and Class B common stockholders of record on March 24, 2010 will be entitled to vote at the Annual Meeting.

The holders of Class A common stock and Class B common stock will vote together as a single class on all matters described in the proxy materials for which Class A common stockholder votes are being solicited. The election of the Class III, Group I directors nominated for election at the Annual Meeting will be voted on solely by the holders of Class B common stock. The holders of Class B common stock are entitled to ten votes per share on all matters to be voted on at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share on all matters to be voted on at the Annual Meeting for which Class A common stockholder votes are being solicited. We encourage you to register your vote via the Internet.

Based on its ownership of 80.6 percent of the outstanding shares of VMware’s common stock, as of March 24, 2010 representing 97.5 percent of the combined voting power of our common stock, EMC has the voting power to adopt and approve all proposals to be voted on at the Annual Meeting.

Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted at the Annual Meeting in the manner set forth in this proxy statement or as otherwise specified by you.

If, on March 24, 2010, your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. We expect that Proposal 2 (ratifying the appointment of our independent registered public accounting firm) should be treated as a routine matter. If your broker votes on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. If your broker considers Proposal 2 to be a non-routine matter, it will not be able to vote your shares without your instruction. If a broker, bank, custodian, nominee or other record holder of Class A common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) would be counted as present in determining whether we have a quorum but would not be counted for the purpose of determining the number of votes cast on a specific proposal. However, given that we believe Proposal 2 should be treated as a routine matter, we do not expect there will be any broker non-votes and, accordingly, broker non-votes will have no effect on the passage of Proposal 2.

Additionally, if your shares are held in street name, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other agent and bring it with you to the Annual Meeting.

If the enclosed form of proxy is properly signed and returned or a proxy is voted via the Internet or by telephone, the shares of Class A common stock represented thereby will be voted as specified in the proxy. If you do not specify in the proxy how your shares are to be voted, the shares will be voted as recommended by the Board of Directors: FOR Proposal 2. For the ratification of the selection of independent auditors, the brokerage firm that holds your shares may vote your shares in its discretion, even if it does not receive instructions from you on how to vote your shares.

Under our Bylaws, no business may be brought before our annual meeting except pursuant to our notice of meeting, by or at the direction of the Board of Directors, or by a stockholder who was a stockholder of record as of the record date for the annual meeting who complies with the applicable notice provisions set forth in our Bylaws. However, EMC is entitled to propose business to be considered by the stockholders at any meeting of stockholders without compliance with the notice requirements and procedures of our Bylaws. The enclosed proxy gives each of T. Tod Nielsen, our Chief Operating Officer, and Mark S. Peek, our Chief Financial Officer,

discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed form of proxy is properly authorized by you.

Recommendations of the Board of Directors

The Board of Directors recommends that our stockholders vote:

•

FOR the Class III, Group I nominees listed under “Election of Directors,” to serve until their successors are elected and qualified (Proposal 1) (only EMC, our Class B common stockholder, can cast votes for this proposal); and

•

FOR ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2010 (Proposal 2).

The Board of Directors expects EMC, the sole holder of our Class B common stock, to vote FOR the three Class III, Group I directors listed under “Election of Directors” at the Annual Meeting, to serve until their successors are elected and qualified.

Votes Required to Approve Each Proposal

Proposal 1 – Election of Class III, Group I Directors

The three nominees shall be elected by the vote of the majority of the votes of the Class B common stock cast with respect to such nominees at the Annual Meeting. A majority of the votes cast means that the number of votes cast “For” a nominee must exceed the number of votes cast “Against” the nominee. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to this proposal.

Proposal 2 – Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2010

This proposal must receive “For” votes from the holders of shares of Class A and Class B common stock representing at least a majority of the votes actually present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of a vote “Against” the proposal. As discussed above, brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Accordingly, broker non-votes will have no effect on the passage of Proposal 2.

Voting Over the Internet or by Telephone

All Class A common stockholders have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com;

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice Regarding the Availability of Proxy Materials.

If you vote this year’s proxy by the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. You may vote using the Internet and telephone voting facilities until 11:59 p.m., E.T. on May 20, 2010. We encourage you to register your vote via the Internet. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote by Internet or telephone, then you do not need to return a proxy card by mail. If your shares are held by a bank, broker or other agent, please refer to the instructions they provide for voting your shares.

Counting of Votes

Votes will be counted by the inspector of election appointed by the Board of Directors for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes.

Changing or Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted at the meeting by:

•	attending the meeting and voting in person; or

•

sending to our Corporate Secretary at the Legal Department of VMware, Inc. at 3401 Hillview Avenue, Palo Alto, California 94304 a signed written notice of revocation, bearing a later date than the date of the proxy, stating that the proxy is revoked; or

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy.

Please note, as mentioned above, if you are a beneficial owner, and not a holder of record of shares, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other agent who holds your shares in street name.

If your shares are held by your bank, brokerage firm or other agent as a nominee or agent, you should follow the instructions provided by your bank, brokerage firm or agent.

Annual Meeting Admission

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of VMware common stock, such as a bank or brokerage firm account statement. All stockholders who attend the meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 8:15 a.m.

Other Business

As of the date of this proxy statement, VMware has no knowledge of any business other than that described in the Notice of Annual Meeting that will be presented for consideration at the Annual Meeting. The deadline under VMware’s Bylaws for Class A common stockholders to notify VMware of any director nominations or proposals to be presented at the Annual Meeting, was February 26, 2010, and therefore has passed. However, EMC is entitled to propose business to be considered by the stockholders at any meeting of stockholders without compliance with the notice requirements and procedures of our Bylaws. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for 10 days prior to the Annual Meeting during ordinary business hours at our headquarters located at 3401 Hillview Avenue, Palo Alto, California 94304.

Expenses of the Proxy Solicitation

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by VMware. In addition to the solicitation of proxies by use of the mail, VMware may use the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

OUR BOARD OF DIRECTORS AND NOMINEES

Our Board of Directors is currently composed of eight members. The number of directors constituting our Board of Directors may be set by resolution of the Board of Directors from time to time. However, the Board of Directors may not consist of less than six directors nor more than twelve directors.

The Board of Directors is divided into two groups, Group I and Group II. Holders of Class B common stock, voting separately as a class, are entitled to elect directors representing a minimum of 80 percent of the total number of the directors constituting our Board of Directors, without vacancies. These directors are Group I directors. Holders of Class A common stock and holders of Class B common stock, voting together as a single class, are entitled to elect the remaining number of directors. These directors are Group II directors.

Our Board of Directors is also divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class III directors, Class I directors and Class II directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2010, 2011 and 2012, respectively. The following table shows the members of our Board of Directors, the committees, group and class to which they belong and designates which directors our Board of Directors determined to be independent under the New York Stock Exchange (“NYSE”) corporate governance standards (“NYSE Rules”):

Director	Audit Committee Member	Compensation and Corporate Governance Committee Member	Mergers and Acquisitions Committee Member	Independent Directors of VMware	Director Group	Director Class
Paul A. Maritz			✓		Group I	Class III
Joseph M. Tucci			✓		Group I	Class I
Michael W. Brown	✓(C)	✓		✓	Group I	Class II
John R. Egan			✓(C)		Group I	Class I
David I. Goulden			✓		Group I	Class III
Renee J. James	✓			✓	Group II	Class I
Dennis D. Powell	✓	✓		✓	Group I	Class II
David N. Strohm		✓(C)	✓	✓	Group I	Class III

(C)	Chair of the committee.

Directors Standing For Election

Each of the incumbent Class III directors has been nominated by the Board of Directors for election at the Annual Meeting, and each of them has agreed to stand for election, for an additional three-year term.

Information concerning the nominees is presented below:

David I. Goulden

Class III, Group I

Term expires: 2010 Annual Meeting

Mr. Goulden, age 50, has been a director of VMware since April 2007. Mr. Goulden has served as EMC’s Executive Vice President and Chief Financial Officer since August 2006. He served as its Executive Vice President, Customer Operations from April 2004 to August 2006 and as its Executive Vice President, Customer Solutions and Marketing and New Business Development from November 2003 to April 2004. Mr. Goulden also served as EMC’s Executive Vice President, Global Marketing and New Business Development from July 2002 to November 2003. Prior to joining EMC, Mr. Goulden served as a member of the board of management, President and Chief Operating Officer for the Americas and Asia Pacific of Getronics N.V., an information technology services company, from April 2000 to July 2002, as President and Chief Operating Officer for the Americas of Getronics N.V. from June 1999 to April 2000 and in a number of executive positions at Wang Global, an information technology services company, from September 1990 to June 1999.

Mr. Goulden has over 20 years of experience in the information technology services sector, with extensive knowledge of financial and marketing issues as well as business development and customer relations. Mr. Goulden’s oversight of worldwide finance operations with responsibility for financial reporting, balance sheet management, foreign exchange, audit, tax, and investment banking programs provides the Board of Directors with a broad range of expertise on various financial issues facing a global organization.

Paul A. Maritz

Class III, Group I

Term expires: 2010 Annual Meeting

Mr. Maritz, age 55, joined VMware in July 2008 as President and Chief Executive Officer and a member of our Board of Directors. Prior to joining VMware, he was President of EMC’s Cloud Infrastructure and Services Division after EMC acquired Pi Corporation (“Pi”) in February 2008. Mr. Maritz was a founder of Pi and served as Chief Executive Officer. Before founding Pi, he spent 14 years working at Microsoft, where he served as a member of the five-person Executive Committee that managed the overall company. As Vice President of the Platform Strategy and Developer Group, among other roles, he oversaw the development and marketing of System Software Products (including Windows 95, Windows NT, and Windows 2000), Development Tools (Visual Studio) and Database Products (SQL Server) and the complete Office and Exchange Product Lines. Prior to Microsoft, he spent five years working at Intel Corporation as a software and tools developer.

As Chief Executive Officer of VMware, Mr. Maritz has in depth knowledge of our businesses and brings to the Board of Directors insight and knowledge of our operations and strategic opportunities. In addition, Mr. Maritz’s experience in the information technology sector ranging from development of software products to being part of the executive management team of a global software company and founding a company developing cloud computing software provides the Board of Directors with significant expertise on a variety of issues important to our business.

David N. Strohm

Class III, Group I

Term expires: 2010 Annual Meeting

Mr. Strohm, age 61, has been a director of VMware since April 2007. Mr. Strohm is also a member of the board of directors of EMC on which he has served since October 2003 and as Lead Director since January 2006. Mr. Strohm is a member of EMC’s Corporate Governance and Nominating Committee and EMC’s Mergers and Acquisitions Committee. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001 and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is also a director of Successfactors, Inc., (where he is Chair of its board, Chair of the Nominating and Corporate Governance Committee, and Chair of the Compensation Committee). Mr. Strohm is a former director of DoubleClick, Inc. (where he was Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee), Internet Security Systems, Inc. (where he was Lead Director, Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee), and Switchboard, Inc. (where he was a member of the Audit Committee and the Compensation Committee).

Mr. Strohm has 30 years of experience as an early-stage venture capital investor, principally in the information technology industry. He has been a primary investor, and served in board leadership roles, in several companies which have grown to become publicly-traded. This experience has provided a deep understanding of the information technology industry, and the drivers of structural change and high-growth opportunities in IT. He has also gained significant experience overseeing corporate strategy, assessing operating plans, and evaluating and developing business leaders. His service as board chair, lead director, and committee chair for several public companies has given him a broad experience base for serving on our Board of Directors.

Directors Not Standing For Election

Information concerning our continuing directors is presented below:

Joseph M. Tucci

Class I, Group I

Term expires: 2011 Annual Meeting

Mr. Tucci, age 62, has been Chairman of the Board of Directors of VMware since April 2007. Mr. Tucci has been the Chairman of the board of directors of EMC since January 2006 and has been its Chief Executive Officer and a director since January 2001. Mr. Tucci has served as EMC’s President since January 2000. He also served as EMC’s Chief Operating Officer from January 2000 to January 2001. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chair of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999. Mr. Tucci joined Wang Global in 1990 as its Executive Vice President, Operations. Mr. Tucci is also a director of Paychex, Inc., a provider of payroll, human resources and benefits outsourcing solutions where he is Chair of the Governance and Compensation Committee.

Mr. Tucci has spent more than 40 years in the technology industry in senior roles at large, complex, and global technology companies. Mr. Tucci’s deep knowledge of all aspects of EMC’s business, combined with his drive for innovation and excellence, position him well to serve on our Board of Directors. In addition, Mr. Tucci’s service on other public company boards provides him with valuable experience.

John R. Egan

Class I, Group I

Term expires: 2011 Annual Meeting

Mr. Egan, age 52, has been a director of VMware since April 2007. Mr. Egan is also a member of the board of directors of EMC on which he has served since May 1992. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. He resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a director of NetScout Systems, Inc., a provider of network and application performance management solutions, where he is a member of the Audit Committee and Chair of the Nominating and Corporate Governance Committee.

Mr. Egan has spent his entire career in the information technology industry. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board of Directors business acumen, substantial operational experience, and expertise in corporate strategy development, as well as a deep understanding of information technology products acquired over 27 years of involvement with EMC. In addition, Mr. Egan’s service on other public company boards provides him with valuable experience.

Renee J. James

Class I, Group II

Term expires: 2011 Annual Meeting

Ms. James, age 45, has been a director of VMware since September 2007. Ms. James joined Intel Corporation (“Intel”) in 1987 where she is currently Senior Vice President and General Manager of the Software and Services Group and, from 2005 to January 2010, was Vice President and General Manager of the Software and Services Group. Ms. James was Vice President and General Manager of Intel’s Microsoft Program Office, from 2000 to 2005 and the Director and Chief Operating Officer of Intel Online Solutions, Intel’s internet application hosting business, from 1998 to 2000. Ms. James also served for four years as technical assistant to then-Intel Chair and Chief Executive Officer, Andrew S. Grove.

With more than 20 years of experience, Ms. James’s current responsibilities include delivering software and support across Intel’s product line as well as developing next generation software with an organization that operates globally. As such, she brings to the Board of Directors deep understanding of long-term development issues, technical skills and significant knowledge of the complex operational issues facing companies in the global marketplace.

Michael W. Brown

Class II, Group I

Term expires: 2012 Annual Meeting

Mr. Brown, age 64, has been a director of VMware since April 2007. Mr. Brown is also a member of the board of directors of EMC on which he has served since 2005. From August 1994 to July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989 and served as Treasurer from January 1990 to April 1993. After retiring from Microsoft, Mr. Brown served as Chair of the NASDAQ Stock Market board of directors and as a past governor of the National Association of Securities Dealers. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration, where he is a member of the Nominating and Corporate Governance Committee and the Finance, Risk Management and Audit Committee. He is also a director of Thomas Weisel Partners Group, Inc., an investment banking firm, where he is Chair of the Audit Committee and a member of the Corporate Governance and Nominations Committee.

Mr. Brown brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 18 years, and serving as a member of the audit committees of three other public company boards. Mr. Brown’s experience as an independent auditor provides the Board of Directors and the Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his senior management positions, including as Chair of The NASDAQ Stock Market and as a past governor of the National Association of Securities Dealers, Mr. Brown has demonstrated his leadership and business acumen.

Dennis D. Powell

Class II, Group I

Term expires: 2012 Annual Meeting

Mr. Powell, age 62, has been a director of VMware since November 2007. Mr. Powell is currently an Executive Advisor at Cisco Systems, Inc. (“Cisco”). He served as Cisco’s Chief Financial Officer from May 2003 until his retirement in February 2008. In that position, Mr. Powell served as Cisco’s Executive Vice President since August 2007 and its Senior Vice President since May 2003. From June 2002 to May 2003,

Mr. Powell served as Cisco’s Senior Vice President, Corporate Finance. Prior to that, from January 1997 to June 2002 he served as Cisco’s Vice President, Corporate Controller. Prior to joining Cisco, Mr. Powell had a 26-year tenure at PricewaterhouseCoopers LLP, where he was engagement lead for several global clients, a national SEC reviewer and had regional responsibilities for audit quality assurance in the United States. Mr. Powell is also a director of Applied Materials, Inc., a provider of fabrication services, equipment and software, where he serves as Chair of the Corporate Governance and Nominating Committee, and Intuit Inc., a provider of business, financial management and tax solutions for small businesses, consumers, and accountants, where he serves as Chair of the Audit & Risk Committee.

Mr. Powell’s experience serving in various executive positions at a global corporation provides him a deep understanding of the issues we face. Mr. Powell brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 26 years, and serving as a member of the audit committee and nominating and corporate governance committee of two other public company boards. Additionally, Mr. Powell’s experience as an independent auditor provides the Board of Directors and Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures.

Selection and Nomination of Directors

Our entire Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders.

The Compensation and Corporate Governance Committee identifies, evaluates and recommends candidates to the entire Board of Directors for addition to the Board of Directors. The Compensation and Corporate Governance Committee reviews and assesses the skills and characteristics it believes are or may be required on the Board of Directors based on the needs of our business. The Compensation and Corporate Governance Committee will identify director candidates through numerous sources, including recommendations from directors, executive officers and stockholders of VMware. The Compensation and Corporate Governance Committee will identify those individuals most qualified to serve as members of the Board of Directors and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, the extent to which the candidate would be desirable as a member of any committees of the Board of Directors, and the candidate’s willingness to devote substantial time and effort to the Board of Directors. As such the Board of Directors believes that diversity of viewpoint and experience is an important consideration in determining the composition of the Board of Directors, and the effectiveness of the Board of Directors’ efforts to recruit members with appropriate skill sets and experience and promote the exchange of differing viewpoints is reviewed as part of the Board of Directors’ periodic assessment process. The Board of Directors believes that membership of no fewer than six and no more than 12 directors permits needed expertise, diversity of experience and independence, without hindering effective discussion or diminishing individual accountability. In considering candidates, the Board of Directors considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Our stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Compensation and Corporate Governance Committee at VMware Compensation and Corporate Governance Committee, 3401 Hillview Avenue, Palo Alto, California 94304. Assuming that the appropriate information has been timely provided, the Compensation and Corporate Governance Committee will consider these candidates substantially in the same manner as it considers other candidates it identifies.

Our stockholders also may nominate director candidates by following the advance notice provisions of VMware’s Bylaws. For additional information, see “Advance Notice Procedures.”

CORPORATE GOVERNANCE

Our Class A common stock began trading on the NYSE, following our initial public offering (“IPO”) in 2007. For the purposes of the NYSE Rules, VMware is a “controlled company” because more than 50 percent of the voting power of VMware is held by EMC. Accordingly, pursuant to section 303A.00 of the NYSE Rules, we are exempt from certain NYSE corporate governance requirements and have elected to avail ourselves of these exemptions. In particular, as a controlled company under the NYSE Rules, we are exempt from the requirements to have:

•	a majority of independent directors on our Board of Directors; and

•	a corporate governance committee and a compensation committee that are each composed entirely of independent directors and each have a charter addressing the committee’s purpose and responsibilities.

In light of our position as a controlled company, we have opted to establish a single Compensation and Corporate Governance Committee, instead of a separate Compensation Committee and a Nominating and Governance Committee. However, we have voluntarily caused the Compensation and Corporate Governance Committee to be comprised entirely of independent directors, in compliance with the NYSE Rules, although we are not required to maintain the independent composition of this committee.

Our Board of Directors is committed to maintaining strong corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of VMware. Our Board of Directors reviews the Corporate Governance Guidelines at least annually and implements changes as appropriate. At the time of our IPO, our Board of Directors adopted written charters for its standing committees (Audit, Compensation and Corporate Governance, and Mergers and Acquisitions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Information about our corporate governance practices and copies of the Corporate Governance Guidelines, committee charters, and Business Conduct Guidelines, are available on the Investor Relations page of our company website at http://www.vmware.com. VMware will provide stockholders with a copy of its Corporate Governance Guidelines, committee charters, and Business Conduct Guidelines, without charge, upon written request to our Investor Relations Department, VMware, Inc. 3401 Hillview Avenue, California 94304.

Our Board of Directors has adopted corporate governance practices that the Board of Directors believes are in the best interests of VMware and our stockholders as well as compliant with the rules and regulations of the SEC and the listing standards of the NYSE. Highlights include:

•

Our Board of Directors believes that board membership requires a significant time commitment. As a result, directors may generally not serve on the board of directors of more than three public companies. Our Compensation and Corporate Governance Committee will consider the number of other public company boards on which a director or prospective director is a member. During 2010, the Compensation and Corporate Governance Committee reviewed and approved the membership of Michael W. Brown on the board and audit committees of three other public companies in light of Mr. Brown’s expertise and value to our company as the Chair of our Audit Committee and an audit committee financial expert.

•

Any time a director changes his or her job responsibility outside VMware, such director shall promptly tender his or her resignation from the Board of Directors and all Board of Directors committees. The Compensation and Corporate Governance Committee shall assess the appropriateness of such director remaining on the Board of Directors and shall recommend to the Board of Directors the action to be taken with respect to such tendered resignation.

•

We have adopted a majority voting policy for the election of directors. The policy, which is incorporated in our Corporate Governance Guidelines and our Bylaws, requires any director who receives more votes “against” than cast “for” his or her election in an uncontested election to promptly offer to tender his or her resignation from the Board of Directors and all committees thereof following certification of the stockholder vote. The policy provides that the Compensation and Corporate Governance Committee will assess the appropriateness of such director continuing to serve and recommend to the Board of Directors the action to be taken with respect to such resignation. The Board of Directors will act on the Compensation and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

•

Our Corporate Governance Guidelines require the Compensation and Corporate Governance Committee to review committee assignments annually and, in conjunction with the Chairman of the Board of Directors, make recommendations to the Board of Directors regarding such assignments. The Board of Directors reviews those recommendations and annually appoints the members and chair of each committee. Our current committee membership is set forth in this proxy statement under the heading “Board Independence and Committees—Committees of the Board of Directors.”

•	The Compensation and Corporate Governance Committee shall oversee an annual evaluation process of the Board of Directors and each committee of the Board of Directors as follows:

•	each director shall annually evaluate the Board of Directors as a whole;

•	each member of the Audit Committee, Compensation and Corporate Governance Committee, and Mergers and Acquisitions Committee shall annually evaluate the committees on which he or she serves;

•	each director shall annually prepare an individual self-evaluation; and

•	the Compensation and Corporate Governance Committee shall report on, and make recommendations to the Board of Directors, with respect to the evaluations.

•

To enable open communications with stockholders and other interested parties, we provide various means to contact the non-management directors and the Audit Committee (see “Communications with the Board of Directors”). Our Board of Directors strives to provide clear, candid and timely responses to any substantive communication from such persons.

•

In addition to the communications above, it is our Board of Directors’ policy pursuant to our Corporate Governance Guidelines to provide a response to any stockholder proposal that receives a majority vote.

•

Our Board of Directors believes that director education is integral to board and committee performance and effectiveness. Directors are also expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors.

•

Our non-management directors meet in executive session without management at least twice each year. The Chairman acts as presiding director for such executive sessions of the non-management directors. Independent directors meet in executive session at least once each year. The Chair of the Compensation and Corporate Governance Committee acts as the presiding director for executive sessions of the independent directors.

•

Our Board of Directors believes that our non-employee directors should have a meaningful financial stake in VMware. Accordingly, the Compensation and Corporate Governance Committee has established stock ownership guidelines for such directors that require the directors to own at least 5,000 shares of our Class A common stock and hold at least 50 percent of the net shares acquired from us in compensation for their Board of Directors service until they reach such ownership level.

Our Leadership Structure

Our current leadership structure separates the roles of Chief Executive Officer and Chairman of the Board of Directors. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. We believe that this structure allows the Board of Directors to best address governance issues because the presence of a separate chair provides a more effective channel for the Board of Directors to express its views to management and provide feedback to the Chief Executive Officer on company performance. The Board of Directors’ administration of risk oversight has not affected the leadership structure of the Board of Directors.

Communications with the Board of Directors

Our Board of Directors provides a process for VMware stockholders and other interested parties to send communications to the Board of Directors, including the non-management directors. Any person who desires to contact the non-management directors or the entire Board of Directors may do so by sending an e-mail to ContactTheBoard@vmware.com. Under a process approved by the Compensation and Corporate Governance Committee, VMware’s Corporate Secretary reviews all communications received by VMware and addressed to the Board of Directors, including the non-management members, and each quarter prepares for the Compensation and Corporate Governance Committee a summary report of all communications and copies of all communications, other than spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Communications deemed by the Corporate Secretary to be of an urgent nature are reported promptly to the Chair of the Compensation and Corporate Governance Committee. Directors may at any time review a log of all correspondence received by VMware that is addressed to members of the Board of Directors and request copies of any correspondence.

Our Audit Committee also provides a process to send communications directly to the committee about VMware’s accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by sending an e-mail to AuditCommitteeChair@vmware.com.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Compensation and Corporate Governance Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Compensation and Corporate Governance Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with a management risk committee which consists of our Chief Financial Officer and our General Counsel. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditors, our internal auditors and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditors and our internal auditors, together with management’s response.

Our management also reviewed the compensation plans and programs that could have a material impact on VMware for each of our functional groups with the Compensation and Corporate Governance Committee. Our management review considered whether any of these plans or programs may encourage inappropriate risk-taking, whether any plan may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the plans. Management also reviewed with the Committee risk-mitigating controls such as our compensation recovery policy for executive officer bonus and equity compensation, the degree of committee and senior management oversight of each program and the level and design of internal controls over such programs.

BOARD OF DIRECTORS INDEPENDENCE AND COMMITTEES

Board of Directors Independence

As a controlled company, under the NYSE Rules, we are exempt from the requirement to have a majority of independent directors on our Board of Directors. Our Board of Directors has affirmatively determined that each of Michael W. Brown, Renee J. James, Dennis D. Powell and David N. Strohm are independent directors of VMware under the NYSE Rules. The Board of Directors considered all facts and circumstances it deemed relevant in making such determinations of independence, including business relationships, as well as the relationships with EMC, Intel and Cisco discussed below:

•

Mr. Brown is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2010 is deemed to beneficially own 60,000 shares of EMC’s common stock (of which 30,000 shares are subject to options exercisable within 60 days) representing less than one percent of EMC’s common stock.

•

Ms. James is Senior Vice President and General Manager, Software and Solutions Group of Intel, a company with which we do business on a regular arm’s length basis. Ms. James is Intel’s designee on our Board of Directors, appointed under the terms of the stock purchase agreement between us and Intel Capital Corp. (“Intel Capital”), an affiliate of Intel, pursuant to which Intel Capital purchased 9,500,000 shares of our Class A common stock from us in August 2007. In October 2009, Intel disclosed in a filing with the SEC that Intel Capital’s sales of our stock had resulted in its ownership of our Class A common stock constituting less than five percent of our outstanding shares of Class A common stock. During 2009, Intel ordered products and/or services from us which constituted less than one percent of our annual revenue. Further discussion of these transactions can be found under “Transactions With Related Persons—Other Transactions With Related Persons.”

•

Mr. Powell is an Executive Advisor to Cisco, a company with which we do business on a regular, arm’s length basis. Mr. Powell was proposed by Cisco as a potential director following Cisco’s purchase of 6,000,000 shares of our Class A common stock from EMC in August 2007. At the time of his appointment to our Board of Directors, Mr. Powell was Executive Vice President and Chief Financial Officer of Cisco, a position from which he retired in February 2008. In October 2008, Cisco purchased an additional 500,000 shares of our Class A common stock from Intel Capital. The shares held by Cisco represent approximately 6.1 percent of the outstanding shares of our Class A Common Stock, and less than one percent of total voting power as of March 1, 2010. During 2009, Cisco ordered products and/or services from us, and we were invoiced for products and/or services from Cisco in amounts which, in each case, constituted less than one percent of the annual revenues of each company. We also entered into various licensing, technology, and marketing partnering agreements relating primarily to furthering the interoperability of our respective technologies. The Board of Directors also considered that following Mr. Powell’s retirement from his position as Chief Financial Officer, his continued employment by Cisco as an Executive Advisor, is on an at-will basis on a reduced schedule. Further discussion of these transactions can be found under “Transactions With Related Persons—Other Transactions With Related Persons.”

•

Mr. Strohm is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2010, is deemed to beneficially own 623,201 shares of EMC’s common stock (of which 113,200 shares are subject to options exercisable within 60 days) representing less than one percent of EMC’s common stock.

The Board of Directors affirmatively concluded that, based on the facts and circumstances, none of these relationships are of a material nature or are of a nature that would preclude such directors from being deemed independent under NYSE Rules. In making its determination, the Board of Directors also reviewed the business relationships between VMware and companies on which our independent directors serve as board members.

Ownership interests of our directors or officers in the common stock of EMC, or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC could create, or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, right, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both VMware and EMC, provided they comply with the policies set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.” Additionally, transactions with EMC are subject to review by our Audit Committee pursuant to our policy for the review of transactions with related persons. For more information, see “Review and Approval of Transactions with Related Persons.”

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Our Board of Directors expects that each director will prepare for, attend and participate in all Board of Directors’ and applicable committee meetings and that each director will ensure that other commitments do not materially interfere with his or her service on the Board of Directors. During the fiscal year ended December 31, 2009, our Board of Directors held 9 meetings. Each director attended at least 75 percent of the Board of Directors meetings and committee meetings which were held during the period in which he or she was a director of VMware and in which he or she was a member of such committees. VMware’s Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting of Stockholders, and all members of the Board of Directors attended our 2009 Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, and the Mergers and Acquisitions Committee. Each committee operates pursuant to a written charter that is available on the Investor Relations page of our website at http://www.vmware.com. The current membership of each committee is listed below.

Audit Committee	Compensation and Corporate Governance Committee	Mergers and Acquisitions Committee
Michael W. Brown(C)*	Michael W. Brown*	John R. Egan(C)
Renee J. James*	Dennis D. Powell*	David I. Goulden
Dennis D. Powell*	David N. Strohm(C)*	Paul A. Maritz
David N. Strohm*
Joseph M. Tucci

(C)	Chair of the committee.
*	Independent director under the NYSE Rules.

Audit Committee

Michael W. Brown (Chair), Renee J. James and Dennis D. Powell were members of the Audit Committee throughout 2009. Our Board of Directors has determined that our Audit Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules.

Our Board of Directors has determined that all current Audit Committee members meet the additional, heightened independence criteria of Rule 10A-3 of the SEC applicable to audit committee members. Our Board of Directors has also determined that each of Messrs. Brown and Powell is an “audit committee financial expert” as defined by the SEC and that all Audit Committee members are financially literate under the current listing standards of the NYSE.

The Audit Committee held 10 meetings in 2009. This committee reviews with management and our auditors, our financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by our independent auditors on our financial statements and our accounting controls and procedures, the independence of our auditors, our internal controls, our policy pertaining to related person transactions, the other matters as set forth in the Audit Committee charter, as adopted by the Board of Directors, and such other matters as the committee deems appropriate.

In accordance with its charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of our independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and pre-approves such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by our independent auditors in accordance with the committee’s pre-approval policy. Pursuant to its charter, our Audit Committee recommends, establishes, and monitors procedures designed to facilitate the receipt, retention, and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

During 2009, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with our Chief Financial Officer and members of his staff, our General Counsel, the head of our internal audit department, and our independent auditors at which candid discussions regarding legal matters, financial reporting, internal controls, and accounting systems and processes took place. The Audit Committee discussed with VMware’s independent auditors the overall scope and plans for its audit.

The Audit Committee has met, reviewed and discussed our financial statements for the fiscal year ended December 31, 2009 with our management and our independent auditors. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, and for preparing the financial statements, and of the independent auditors who are engaged to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting.

Compensation and Corporate Governance Committee

David N. Strohm (Chair), Michael W. Brown and Dennis D. Powell were members of the Compensation and Corporate Governance Committee throughout 2009. The Compensation and Corporate Governance Committee held 14 meetings in 2009. In accordance with its charter, the Compensation and Corporate Governance Committee recommends compensation for non-employee directors, evaluates and sets compensation for our executive officers, and monitors our general compensation programs. Subject to the terms of our compensation plans and the consent of the holders of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our certificate of incorporation, the Compensation and Corporate Governance Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals, and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation and Corporate Governance Committee consults with our management. The Compensation and Corporate Governance Committee approves transactions under our equity plans and has the authority to administer and interpret the provisions of our equity and other compensation plans. The Compensation and Corporate Governance Committee is also responsible for overseeing and reporting to the Board of Directors on succession planning for the Chief Executive Officer and other senior management positions. Additionally, the Compensation and Governance Committee reviews compensation of our non-employee directors and recommends changes for approval by our Board of Directors. The Compensation and Corporate Governance Committee also oversees our non-employee director stock ownership guidelines.

Our Compensation and Corporate Governance Committee is also responsible for overseeing and advising the Board of Directors with respect to corporate governance matters, assisting the Board of Directors in identifying and recommending qualified candidates for nomination to the Board of Directors, making recommendations to the Board of Directors with respect to assignments to committees of the Board of Directors and overseeing the evaluation of the Board of Directors.

The Compensation and Corporate Governance Committee has engaged an independent consultant, Frederic W. Cook & Co. (“FWC”) to advise the Committee on an as needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Governance Committee and does not provide services to VMware management. More information on the processes and procedures followed by the Compensation and Corporate Governance Committee for the consideration and determination of executive compensation can be found under “Compensation Discussion and Analysis.”

Mergers and Acquisitions Committee

The Mergers and Acquisitions Committee held 11 meetings in 2009. Pursuant to its charter, this committee reviews and assesses, with our management, potential acquisitions, divestitures, and investments, and, where appropriate, will make recommendations to the Board of Directors regarding potential target candidates. In connection with such review and assessment, our Mergers and Acquisitions Committee may approve acquisitions, divestitures and investments up to a specified applicable dollar limit and in accordance with any other relevant parameters previously established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, our Compensation and Corporate Governance Committee was comprised of Messrs. Brown, Powell and Strohm.

No executive officer of VMware during 2009 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation and Corporate Governance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

THE CLASS III, GROUP I NOMINEES LISTED BELOW.

Our Class B common stockholder is being asked to elect three Class III directors, all of which are Group I directors, to serve for an additional three-year term. The current Class III directors’ term of office expires at the Annual Meeting. The Board of Directors has nominated the three following persons, each an incumbent Class III director, for election as Class III directors at the Annual Meeting:

•	David I. Goulden—Class III, Group I director—(elected by Class B common only)

•	Paul A. Maritz—Class III, Group I director—(elected by Class B common only)

•	David N. Strohm—Class III, Group I director—(elected by Class B common only)

Messrs. Goulden, Maritz and Strohm must be elected by a majority of the votes of the Class B common stock cast with respect to such nominee at the Annual Meeting.

We expect each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about the nominees is provided under the heading “Our Board of Directors and Nominees—Directors Standing For Election.” As of the record date for our Annual Meeting, EMC, our parent company, holds all of the outstanding shares of our Class B common stock and therefore has the sole voting power to elect each of our Class III directors to be elected at the Annual Meeting.

Each Class III Director elected at the 2010 Annual Meeting will serve until the 2013 Annual Meeting or special meeting in lieu thereof, and until that director’s successor is elected and qualified.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

We are asking our stockholders to ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP (“PWC”) as our independent auditors for the fiscal year ending December 31, 2010.

PWC, an independent registered public accounting firm, has served as our independent auditors since December 2002. We expect that representatives of PWC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions. PWC is also the independent auditors of EMC, our parent company. We are required by the Master Transaction Agreement we entered into with EMC at the time of our IPO to use our reasonable best efforts to use the same independent registered public accountant selected by EMC until such time as EMC is no longer required to consolidate our results of operations and financial position, determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied. For further information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

This proposal must receive “For” votes from the holders of shares of Class A and Class B common stock representing at least a majority of the votes actually present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes on this proposal.

Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate governance. In the event the stockholders fail to ratify the appointment of PWC, the Audit Committee will consider this factor when making any determinations regarding PWC.

Pre-Approval of Audit and Non-Audit Services

During 2009, the Audit Committee approved all audit, review and attest services performed by PWC.

In accordance with the Audit Committee’s pre-approval policy, the Audit Committee pre-approves permissible non-audit services and audit, review or attest engagements. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decisions of the Chair to pre-approve non-audit services shall be presented to the Audit Committee at its next scheduled meeting. During 2009, the Audit Committee pre-approved all non-audit services in accordance with the policy set forth above.

For the fiscal years ended December 31, 2009 and December 31, 2008, fees for services provided by PWC, were as follows:

	Audit Fees(1) ($)	Audit Related Fees(2) ($)	Tax Fees(3) ($)	All Other Fees(4) ($)
2009	4,122,679	372,919	59,938	3,000
2008	4,223,530	122,981	32,178	7,786

(1)	Includes fees in connection with the audit of our financial statements and internal control over financial reporting, review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees in connection with acquisition-related support and other technical, financial reporting and compliance services.
(3)	Includes fees in connection with tax compliance and tax consulting services.
(4)	Includes fees principally for subscriptions to PWC’s web-based research program, training courses and conferences.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2009. Our equity compensation plans include our 2007 Equity and Incentive Plan (the “2007 Plan”) and our 2007 Employee Stock Purchase Plan. Only shares of Class A common stock may be issued under these plans.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights		Weighted- Average Exercise Price Per Share Of Outstanding Options, Warrants And Rights		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	48,819,342	(1)	$28.87	(2)	33,767,307	(3)
Equity compensation plans not approved by security holders	—		—		—

Total:	48,819,342		$28.87		33,767,307

(1)	Represents 40,590,173 shares to be issued upon exercise of outstanding options and 8,229,169 shares of Class A common stock subject to outstanding RSUs under our 2007 Plan. Excludes shares assumed under the B-Hive Networks, Inc. 2006 Israeli Stock Option Plan (the “B-Hive 102 Plan”), the B-Hive Networks, Inc. 2006 Israeli 3(i) Stock Option Plan (the “B-Hive 3(i) Plan”) and the B-Hive Networks, Inc. 2007 Stock Option and Incentive Plan (the “B-Hive US Plan”) in connection with our acquisition of B-Hive Networks, Inc. (“B-Hive”) in July 2008. While the B-Hive plans will continue to govern the existing options granted thereunder, the plans were terminated in connection with the acquisition as to any future awards. As of December 31, 2009, (i) options for 74,580 shares of our common stock were outstanding under the B-Hive 102 Plan with a weighted-average exercise price of $6.09; (ii) options for 62,825 shares of our common stock were outstanding under the B-Hive 3(i) Plan with a weighted-average exercise price of $3.39; and (iii) options for 1,841 shares of our common stock were outstanding under the B-Hive US Plan with a weighted-average exercise price of $1.49. Also excludes shares assumed under the SpringSource Global, Inc. 2007 Equity Incentive Plan (the “SpringSource US Plan”) and the SpringSource Global, Inc. 2007 Equity Incentive Plan Part II (the “SpringSource UK Plan”) in connection with our acquisition of SpringSource Global; Inc. (“SpringSource”) on September 15, 2009. While the SpringSource plans will continue to govern the existing options granted thereunder, the plans were terminated in connection with the acquisition as to any future awards. As of December 31, 2009, (i) options for 721,087 shares of our common stock were outstanding under the SpringSource US Plan with a weighted-average exercise price of $4.82; and (ii) options for 57,117 shares of our common stock were outstanding under the SpringSource UK Plan with a weighted-average exercise price of $4.55.
(2)	Represents the weighted-average exercise price of outstanding options under our 2007 Plan and is calculated without taking into account the 8,229,169 shares of Class A common stock subject to outstanding RSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.
(3)	Represents the number of securities remaining available for issuance under our 2007 Plan and the 2007 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information, as of March 1, 2010, about the beneficial ownership of Class A common stock and Class B common stock by (i) EMC, (ii) each person who is known by us to own beneficially more than five percent of either class of our common stock, (iii) each of our directors and nominees for director, (iv) each of the Named Executive Officers (as defined below), and (v) by all directors and executive officers of VMware as a group.

Applicable percentage ownership is based on 106,730,280 shares of Class A common stock and 300,000,000 shares of Class B common stock outstanding at March 1, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 1, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Only EMC, its successor-in-interest or its majority-owned or controlled subsidiaries may hold shares of Class B common stock unless and until such time as EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code, following which distribution the Class B common stock may be held by EMC, the distributees and their transferees. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in our certificate of incorporation. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at EMC’s election. However, if EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code (a “Distribution”), such right to convert Class B common stock into Class A common stock will terminate upon such distribution.

Name of Beneficial Owner	Number of Class B Shares Beneficially Owned(1)		Percent of Outstanding Class B Shares	Percentage of Total Vote(2)
Five Percent Beneficial Owners
EMC Corporation 176 South Street, Hopkinton, MA 01748	300,000,000		100.00%	96.56%

	Number of Class A Shares Beneficially Owned(1)		Percent of Outstanding Class A Share	Percentage of Total Vote(2)
Five Percent Beneficial Owners
EMC Corporation	27,000,000	(3)	25.30%	*	*
UBS AG(4) Bahnhofstrasse 45, PO Box CH-8021 Zurich, Switzerland	7,354,475		6.89%	*	*
Fidelity Management & Research Company(5) 82 Devonshire Street, Boston, MA 02109	7,346,433		6.88%	*	*
Cisco Systems International B.V.(6) Haarlerbergpark Haarlerbergweg 13-19 1101 CH Amsterdam The Netherlands	6,500,000		6.09%	*	*

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned(1)	Percent of Outstanding Class A Share		Percentage of Total Vote(2)
Directors and Named Executive Officers
Michael W. Brown(7)	54,000	*	*	*	*
John R. Egan(8)	54,000	*	*	*	*
David I. Goulden*(9)	0	*	*	*	*
Renee J. James	0	*	*	*	*
Paul A. Maritz*(10)	917,695	*	*	*	*
Richard J. McAniff(11)	117,500	*	*	*	*
T. Tod Nielsen(12)	145,706	*	*	*	*
Mark S. Peek(13)	283,805	*	*	*	*
Dennis D. Powell(14)	28,000	*	*	*	*
S. Dawn Smith	0	*	*	*	*
David N. Strohm*(15)	54,000	*	*	*	*
Joseph M. Tucci(16)	0	*	*	*	*
All directors and executive officers as a group (13 persons)(17)	1,698,813	1.57%		*	*

*	Nominee for director
**	Less than 1%

The address of all persons listed above, other than EMC, UBS, Cisco and Fidelity Management & Research Company is c/o VMware, Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table. In addition to the amounts shown, each share of Class B common stock may be converted to one share of Class A common stock upon election of the holder.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, calculated on the basis of 10 votes per share of Class B common stock and one vote per share of Class A common stock. Each holder of Class B common stock is entitled to 10 votes per share of Class B common stock, and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote, with the exception of the election of Group II directors, in which Class A and Class B shares are each entitled to one vote per share. Additionally, following a Distribution, (i) Class B stockholders are entitled to only one vote per share on any proposal to require the conversion of all then-outstanding shares of Class B common stock to Class A common stock; and (ii) they may not vote in elections for our Board of Directors without obtaining the prior consent of our Board of Directors if they have acquired 10 percent or more of the then-outstanding shares of Class B common stock other than through the Distribution and do not also hold an equivalent percentage of shares of our then-outstanding Class A common stock, in each case as further set forth in our Certificate of Incorporation.
(3)	Does not include 300,000,000 shares of Class A common stock issuable upon conversion of the shares of Class B common stock held by EMC listed in the above table. Such shares of Class B common stock are convertible into Class A common stock at the election of EMC.
(4)	According to Schedule 13G/A filed February 11, 2010 with the SEC by UBS AG, UBS AG’s Global Asset Management division is the beneficial owner of 7,354,475 shares of Class A common stock for the benefit and on behalf of its clients. UBS AG’s Global Asset Management division is composed of wholly-owned subsidiaries and branches of UBS AG. None of the reporting persons affirm the existence of a group within the meaning of Rule 13d-5(b)(1). UBS AG reported that it has sole voting power with respect to 6,015,987 shares and shared dispositive power with respect to 7,354,475 shares. UBS AG disclaims beneficial ownership of the shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934.
(5)	According to Schedule 13G/A filed February 16, 2010 with the SEC by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 7,256,633 shares of Class A common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3[r]d, Chair of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds, each has sole power to dispose of the shares owned by the funds. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the 7,256,633 shares. Such power resides with the funds’ Boards of Trustees. Pyramid Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 84,300 shares of Class A common stock as a result of acting as investment adviser to various institutional accounts, non-U.S. mutual funds, or investment companies. Mr. Johnson and FMR LLC, through its control of PGALLC, each has sole power to dispose of the shares owned by PGALLC and sole power to vote or direct the voting of the shares. Pyramid Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 5,500 shares of Class A common stock as a result of acting as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of PGATC, each has sole power to dispose of the shares owned by PGALLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the 5,500 shares.

(6)	According to a Schedule 13 D/A filed November 29, 2007 with the SEC, Cisco Systems International B.V. is the holder of record and beneficial owner of 6,000,0000 shares of our Class A common stock as of November 7, 2007. Cisco Systems International B.V. is a direct wholly owned subsidiary of Cisco Systems Netherlands Holdings B.V. and an indirect wholly owned subsidiary of the following entities: Cisco Systems Luxembourg S.a.r.l., Cisco Systems Luxembourg International S.a.r.l., Cisco Systems International S.a.r.l., Cisco Systems (Bermuda) Limited, Cisco Systems International Holdings Limited, Cisco Technology, Inc. and Cisco Systems, Inc. Other than the holder of record, each of the above entities disclaims beneficial ownership of the shares. In addition, in October 2008, according to a Schedule 13D/A filed with the SEC by Intel Capital on November 3, 2008, Cisco purchased an additional 500,000 shares of our Class A common stock from Intel Capital.
(7)	Includes 10,500 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010. Excludes 60,000 shares of EMC common stock beneficially owned by such individual of which 30,000 shares are subject to options exercisable within 60 days of March 1, 2010.
(8)	Includes 10,500 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010. Excludes 1,990,594 shares of EMC common stock beneficially owned by such individual of which 110,000 shares are subject to options exercisable within 60 days of March 1, 2010.
(9)	Excludes 1,572,448 shares of EMC common stock beneficially owned by such individual of which 1,361,598 shares are subject to options exercisable within 60 days of March 1, 2010.
(10)	Includes 917,695 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010.
(11)	Includes 58,750 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010 and 58,750 shares of Class A common stock underlying RSUs vesting within 60 days of March 1, 2010.
(12)	Includes 116,666 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010.
(13)	Includes 177,083 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010.
(14)	Includes 22,500 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010.
(15)	Includes 10,500 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2010. Excludes 623,201 shares of EMC common stock beneficially owned by such individual of which 113,200 shares are subject to options exercisable within 60 days of March 1, 2010.
(16)	Excludes 8,126,268 shares of EMC common stock beneficially owned by such individual of which 6,845,495 shares are subject to options exercisable within 60 days of March 1, 2010.
(17)	Includes 1,367,944 shares of Class A common stock beneficially owned by all executive officers and directors as a group by virtue of options to purchase these shares within 60 days of March 1, 2010 and 58,750 shares of Class A common stock underlying RSUs vesting within 60 days of March 1, 2010. Also excludes 12,383,341 shares of EMC common stock beneficially owned by such individuals, of which 8,460,293 shares are subject to options exercisable within 60 days of March 1, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) discusses the compensation programs and policies for our named executive officers. The CD&A also provides an overview of the Compensation and Corporate Governance Committee’s role in the design and administration of these programs and policies, and its role in making specific compensation decisions for our named executive officers.

Named Executive Officers

Our named executive officers for 2009 set forth in the proxy statement are Paul A. Maritz, President and Chief Executive Officer, Mark S. Peek, Chief Financial Officer, T. Tod Nielsen, Chief Operating Officer, Richard J. McAniff, Executive Vice President and Chief Development Officer and S. Dawn Smith, Senior Vice President, General Counsel and Corporate Secretary. These individuals are referred to as the “Named Executive Officers.”

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are:

•	to motivate our executives to achieve our strategic, operational and financial goals;

•	to reward superior performance;

•	to attract and retain exceptional executives; and

•	to reward behaviors that result in long-term increased stockholder value.

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. We may adopt other arrangements from time to time to best meet our compensation objectives.

In addition to the foregoing objectives, we believe that the mix and design of the elements of executive compensation are well balanced and do not encourage management to assume excessive risk. As detailed below, our pay mix is balanced among base salary, short-term performance bonus awards, and equity compensation. Executive officer compensation is heavily weighted towards long-term, equity-based incentive compensation which discourages excessive short-term risk taking and strongly aligns executive officer interests with the creation of long-term increased stockholder value. As discussed below, our executive compensation package also includes compensation recovery provisions that enable us to recover performance bonuses which were earned due to activity detrimental to the Company, as well as gains on equity awards.

Our Compensation Program During 2009

•

Suspension of Base Salary Merit Increases. In light of the challenging global economic environment at the start of 2009, we implemented Company-wide austerity measures that included the suspension of merit increases to base salary for all of our employees. Our incumbent Named Executive Officers— Messrs. Maritz and Peek—participated in the suspension. Accordingly, the salaries of our incumbent executive officers were unchanged from their 2008 levels. For further information, see “Cash Compensation” below.

•

Recruitment of Executive Staff. In order to further our long-term growth strategy and strengthen our ability to compete worldwide with larger, well-established technology companies, we recruited new executive officers in 2009 with significant experience working with global software and technology companies. Accordingly, three of our five Named Executive Officers—Messrs. McAniff and Nielsen and Ms. Smith—joined VMware during 2009. The compensation packages for our new Named

Executive Officers were established as part of our negotiations to secure their employment and reflect current competitive market conditions.

•

Equity Grant Refresh Program. In June 2009, we initiated a broad-based equity grant refresh program for our employees. Under the program, we granted equity awards to a large portion of our ongoing employees. The program reflects the emphasis in our compensation program on using long-term equity incentive awards to promote employee retention and align employee and executive interests with those of our stockholders. In general, employees had to be employed for one year in order to be eligible for the refresh program. Mr. Peek received a stock option grant under the program. For more information, see “Long-Term Incentives” below.

•

Option Exchange for our CEO. As part of its annual review of executive compensation and incentives, the Compensation and Governance Committee reviewed the equity incentive awards held by Mr. Maritz, including a grant of EMC stock options Mr. Maritz had received prior to joining VMware when his prior company was acquired by EMC. The Committee concluded that in order to more directly align Mr. Maritz’ long-term incentive compensation package with the interests of VMware stockholders, it would be appropriate for us to request that Mr. Maritz exchange his EMC stock options for VMware stock options of equivalent value. The exchange occurred in August 2009 and did not result in any additional stock compensation expense to VMware. For more information, see “Long-Term Incentives” below.

•

Adjustment of Annual Performance Bonus Targets. In connection with the establishment of our 2009 Executive Bonus Program, the Compensation and Corporate Governance Committee calibrated target bonus amounts for our Named Executive Officers, taking into account a number of factors, including market data and the respective bonus level of each Named Executive Officer. During 2009, the Compensation and Corporate Governance Committee made adjustments to incumbent Named Executive Officer target bonus amounts as part of its annual review. For more information, see “Annual Performance-Based Bonus” below.

Overview of Compensation Setting Process

Compensation actions for our Named Executive Officers are determined by our Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee makes its determinations in consultation with management. The Compensation and Corporate Governance Committee has engaged FWC as its independent consultant to advise it on an as needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Corporate Governance Committee and does not provide services to VMware management.

During 2009, the Compensation and Corporate Governance Committee commissioned FWC to perform a comprehensive market analysis of our executives’ existing compensation programs focusing on the following:

•	the program’s effectiveness in supporting our executive compensation program objectives and business strategy;

•	the program’s relative reasonableness compared to competitive practice for companies in related business of similar size and market value; and

•	the changing business and regulatory environment, including corporate governance considerations.

In its market analysis, FWC compared our executives’ compensation structure and levels to those of comparable companies using data from Radford Consulting (“Radford”) covering software companies headquartered in Northern California with annual revenue greater than $1billion to supplement data from proxy and other SEC filings. In addition to the Radford survey data, FWC recommended a peer group which was approved by the Compensation and Corporate Governance Committee for executive compensation benchmarking. The weightings between the peer group and the Radford survey data were based on FWC’s subjective assessment of the applicability and quality of each data source. The peer group consisted of the following companies: Adobe Systems, Amazon.com, Autodesk, BMC Software, CA, Citrix Systems, Cognizant Technology Solutions, eBay, Electronic Arts, Intuit, McAfee, Red Hat, Salesforce.com, Synopsys, Symantec, VeriSign and Yahoo. The Compensation and Corporate Governance Committee determined that this group of peer companies was representative of our executive talent pool and our product and market profile and appropriate from a size perspective. Our revenue, operating income, market capitalization and number of employees were generally in the middle quartiles of the peer companies.

The Compensation and Corporate Governance Committee evaluated 2009 Named Executive Officer compensation decisions in light of the FWC analysis to ensure that Named Executive Officer compensation is competitive with the identified peer group and sufficient to recruit and retain qualified executives. The Compensation and Corporate Governance Committee does not target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers peer group compensation as one factor in making its compensation decisions. Other factors include our performance and an individual’s contribution, experience and potential. After taking these factors into account, the Compensation and Corporate Governance Committee exercises its judgment in making compensation decisions. We believe that this approach gives us the flexibility to make compensation decisions based upon all of the facts and circumstances.

Compensation Components

The compensation packages of our Named Executive Officers include a mix of cash and equity-based compensation. The major compensation components are:

•	Base salaries, which form stable parts of our Named Executive Officer compensation packages;

•	Annual cash bonuses that are based on our short-term strategic, operational and financial performance measured against specific pre-established goals; and

•	Long-term equity incentive compensation, in the form of stock options that are tied to stock price appreciation, and in the form of restricted stock units which enhance retention and long-term focus.

Consistent with objectives of our executive compensation program, cash is generally a lesser portion of our compensation packages and is divided into base salary and annual cash and performance-based bonus awards. We emphasize long-term equity incentives consistent with our focus on delivering superior stockholder returns.

Cash Compensation

During 2009, there were two primary components to cash compensation paid to Named Executive Officers—base salary and annual performance-based bonuses paid under our 2009 Executive Bonus Plan.

Base salary serves as the primary form of fixed compensation for our Named Executive Officers. It also impacts other compensation and benefit levels, including annual bonus opportunities as they are expressed as a percentage of base salary. During 2009, in light of Company-wide austerity measures, the Compensation and Corporate Governance Committee decided not to make any adjustments to base salary levels for our incumbent Named Executive Officers, Mr. Maritz and Peek. Their respective salary rates have been unchanged since their hire dates in 2007 and 2008. In comparison to the identified peer group, we believe that our decisions with respect to overall cash compensation for Messrs. Maritz and Peek (including both base salary and their annual performance-based bonuses) resulted in cash compensation positioned at or below the 25th percentile of our peer group.

Our other Named Executive Officers were hired in 2009. Their cash compensation packages were established as part of our negotiations to secure their employment and reflect current competitive market conditions. Based on the FWC market analysis, we believe that the overall cash compensation for the Named Executive Officers who joined us in 2009 is positioned between the 50th and 75th percentiles of our peer group.

Annual Performance-Based Bonus

Each of our Named Executive Officers is eligible to earn cash bonuses tied to our financial results and individual performance under our executive bonus program. We believe it is important to provide rewards for specific results and behaviors which support our overall long-term business strategy. In 2009, the Compensation and Corporate Governance Committee determined that bonuses would be paid based on performance metrics applied separately to each half of the year. The Compensation and Corporate Governance Committee retained negative discretion to reduce actual payouts below the amounts calculated under the plan formulas and, as discussed below, applied negative discretion in consultation with management to reduce payouts to Named Executive Officers during 2009.

The following table provides the target bonus amounts for 2009, expressed as a percentage of annualized salary, for each of the Named Executive Officers under our executive bonus program:

Named Executive Officer	Annual Base Salary Rate		Target Bonus (as a percentage of base salary)
Paul A. Maritz	$750,000		100%
Mark S. Peek	$400,000		87.5%*
Richard J. McAniff	$390,000	**	100%
T. Tod Nielsen	$600,000	**	100%
S. Dawn Smith	$400,000	**	75%

*	This amount was adjusted from 50 percent to 100 percent during 2009. Amount shown above represents the blended annualized rate.
**	Amount paid to Named Executive Officer was prorated based on the days of service during 2009. For amounts paid, see “Compensation of Executive Officers—Summary Compensation Table.”

In 2009, Mr. Peek’s bonus target as a percentage of base salary was increased from 50 percent to 100 percent in order to target his compensation opportunity within the range for similarly situated executives at our peer companies and to remain in parity with our other Named Executive Officers. Mr. Maritz’s target bonus was approved in February 2009 and was unchanged from 2008. The target percentages for the Named Executive Officers who joined us in 2009 were set as part of their compensation negotiations and reflect competitive market conditions.

For each Named Executive Officer, 75 percent of his or her bonus opportunity for 2009 (shown in the table above) was tied to the achievement of corporate financial metrics, while 25 percent was tied to the achievement of individual goals.

Corporate Financial Metrics

The portion of the executives’ bonuses tied to the achievement of corporate financial metrics for 2009 was based on the achievement of pre-established corporate revenue and operating margin goals. For any bonus amount to be paid out, a threshold level of achievement of each of the pre-established corporate financial objectives was required. Once the threshold had been reached, actual bonus amounts were determined based upon the degree of achievement above and below the target amounts.

In 2009, the Compensation and Corporate Governance Committee set corporate revenue and non-GAAP operating margin targets for the first and second halves of the year. Revenue targets for first and second halves of 2009 were $993 million and $1.0 billion, respectively. The non-GAAP operating margin targets for the first and second halves of 2009 were 21 percent and 23 percent, respectively. Non-GAAP operating margin was calculated by excluding stock-based compensation expense, amortization of intangible assets, the write-off of in-process research and development, employer payroll tax on employee stock transactions, and the net effect of the amortization and capitalization of software calculated according to GAAP from our operating margin calculated in accordance with GAAP.

Threshold payments were set at 80 percent of target bonus amounts and became payable upon achievement of 80 percent of revenue targets and 90.5 percent and 91.3 percent of the first and second half non-GAAP operating margin targets, respectively. Maximum payments were set at 200 percent of target bonus amounts and became payable upon achievement of 112.5 percent of revenue targets and 126.7 percent of non-GAAP operating margin for the first half of 2009 and 152.1 percent for the second half of 2009. The increase in the level of operating margin achievement for maximum payout in the second half of the year reflected the increased emphasis placed upon building revenue performance. Additionally, the Compensation and Corporate Governance Committee determined that regardless of operating margin performance, payouts in excess of 100 percent of the target bonus amounts would be paid only if revenue exceeded 97 percent of the performance target.

For 2009, the Compensation and Corporate Governance Committee determined that revenue of approximately $926.0 million and $1.098 billion for the first and second halves, respectively, were 93.3 percent and 109.8 percent of the targets. The non-GAAP operating margin percentages for the first and second halves of 2009 of 23.5 percent and 24.3 percent, respectively, were 111.9 percent and 105.7 percent of the targets.

Revenue and operating margin performance for the year yielded calculated payout amounts shown in the table below. Actual payout amounts reflected the exercise of negative discretion by the Compensation and Corporate Governance Committee in consultation with management with respect to first half performance because first half revenues were below 97 percent of the target amount even though operating margin performance exceeded 100 percent of target.

Bonus Payouts Tied to 2009 Corporate Financial Performance

Named Executive Officer	Target Bonus Tied to Corporate Performance		Calculated Bonus Payout Pursuant to Plan Formula	Actual Payout
Paul A. Maritz	$562,500		$743,063	$693,844
Mark S. Peek	$262,500		$352,238	$332,550
Richard J. McAniff	$227,051	*	$309,490	$295,350
T. Tod Nielsen	$445,028	*	$588,607	$550,102
S. Dawn Smith	$58,084	*	$85,209	$85,209

*	Prorated based on the days of service in 2009.

Individual Performance Assessments

For NEOs, individual performance assessments were based on performance against objectives including organizational development, build-out of our international structures and transactions, and scaling legal, financial, sales and marketing deployments to the growth of our business. Individual performance goals were set for each Named Executive Officer at the beginning of each half of the year or shortly after a Named Executive Officer joined us. Mr. Maritz’ performance was evaluated by the Committee with respect to objectives relating to development of our corporate strategy and organizational structure. Mr. Nielsen’s performance was evaluated with respect to objectives relating to developing and managing organizational structures, defining business planning processes, and articulating company strategy and branding. Mr. Peek’s performance was evaluated with respect to objectives relating to reorganizing functional groups consistent with our business plan, cost reduction initiatives, implementation of business processes in support of the Company’s vSphere product launch, and integration of acquired businesses. Mr. McAniff’s performance was evaluated with respect to implementation of our research and product development initiatives, strategies and processes and defining and executing our product marketing strategy. Ms. Smith’s performance was evaluated with respect to assessing the performance of the Legal department and its ability to meet the Company’s needs.

Our 2009 Executive Bonus Plan provided that payouts for individual performance would be funded at the same ratio as payouts based on the corporate financial metrics if threshold achievement of corporate financial goals sufficient to trigger a minimum payout, as discussed above, was reached. There were no formula or weightings assigned to individual performance objectives and achievement was assessed overall on a holistic basis that also took into account overall individual and company performance. As discussed above, during 2009, corporate financial goals above the threshold levels were achieved and payouts for achievement of individual performance were funded at the same ratio as the payout for corporate financial achievement after taking into account negative discretion exercised by the Compensation and Corporate Governance Committee in consultation with management.

Annual payouts for individual performance achievement are shown in the table below:

Bonus Payouts Tied to 2009 Individual Performance Achievement

Named Executive Officer	Target Bonus Tied to Individual Performance		Actual Payout
Paul A. Maritz	$187,500		$231,281
Mark S. Peek	$87,500		$110,850
Richard J. McAniff	$75,684	*	$98,450
T. Tod Nielsen	$148,342	*	$183,368
S. Dawn Smith	$19,361	*	$28,403

*	Prorated based on the days of service in 2009.

Discretionary Bonuses

The Compensation and Corporate Governance Committee has the authority to approve discretionary bonuses outside of the executive bonus program in the event that circumstances arise that were not contemplated at the beginning of the year when the annual bonus plan structure was approved. There were no discretionary bonuses paid to Named Executive Officers during or for 2009.

Sign-on Bonuses

In connection with joining us, Messrs. McAniff and Nielsen and Ms. Smith received one-time cash sign-on bonuses of $550,000, $120,000 and $148,038, respectively as part of the negotiated initial terms of employment. Each Named Executive Officer is obligated to repay his or her signing bonus in the event that he or she voluntarily terminates employment within 12 months of joining us.

Long-Term Incentives

We strongly believe that equity awards further align the interests of our Named Executive Officers with those of our stockholders. They are also an important part of the compensation packages that we use to recruit new executive hires.

In June 2009, we conducted a broad-based equity refresh program for its employees, including certain of our Named Executive Officers. The purpose of the program was to promote employee retention and maintain alignment between long term employee incentives and the interests of our stockholders. In connection with the program, Mr. Peek was granted stock options to purchase 100,000 shares of our Class A common stock. Consistent with standard employee option grants, the grant has a six-year term and vests ratably over four years with an initial 12-month cliff and vesting monthly thereafter.

The Compensation and Corporate Governance Committee determined the size of the refresh grant to Mr. Peek taking into account a number of factors, including Radford survey data, data from FWC on grant values for long term incentive grants awarded to executives in similar positions at companies in our peer group, total Named Executive Officer compensation, the value of then-outstanding grants and the retention value of the refresh grants.

In the course of this review, the Compensation and Corporate Governance Committee also reviewed the equity incentive awards held by Mr. Maritz, including an award granted to him by EMC. Mr. Maritz was employed by EMC prior to joining VMware as our CEO in July 2008 and, at the time, held an EMC stock option award for 3,170,131 shares of EMC common stock that had been granted to him in March 2008 (the “EMC Grant”). One fifth of the EMC option shares vested annually on each anniversary of the grant date, subject to continued employment with EMC or its majority-owned subsidiaries. Accordingly, Mr. Maritz’ EMC option grant had continued to vest as he served as our CEO and the stock-based compensation expense of his EMC stock option was included in our financial statements.

The Compensation and Corporate Governance Committee concluded that in order to more directly align Mr. Maritz’ long-term incentive compensation package with the interests of VMware stockholders, it would be appropriate for us to request that Mr. Maritz exchange his EMC stock option for a VMware stock option of substantially equivalent value. Accordingly, in August 2009, the Compensation and Corporate Governance Committee granted Mr. Maritz a new VMware stock option exercisable for 1,440,006 shares of our Class A common stock to replace his EMC stock option.

The Compensation and Corporate Governance Committee based the number of shares in the new VMware grant on the Black-Scholes value of Mr. Maritz’ EMC stock option and the Black-Scholes value of a substantially equivalent VMware stock option as of the grant date of the VMware stock option. Accordingly, the option exchange did not result in additional stock compensation expense for us.

Consistent with standard employee option grants, the exercise price of Mr. Maritz’ new VMware grant was set at the closing trading price of VMware Class A common stock on the date of grant, August 12, 2009, and expires 6 years from the grant date. Mr. Maritz’ new VMware grant preserved the 13 months of vesting that Mr. Maritz had earned while serving as VMware’s CEO since July 2008. Subject to Mr. Maritz’ continued service to VMware, the remaining unvested shares in the VMware option grant vest ratably each month until vesting is completed in March 2013, the same month that vesting would have been completed in his EMC grant.

The Compensation and Corporate Governance Committee determined the size of the equity grants to our new Named Executive Officers, Messrs. McAniff and Nielsen and Ms. Smith, by taking into account a number of factors, including Radford survey data, data from FWC on grant values for long term incentive grants awarded to executives in similar positions at companies in VMware’s peer group, total Named Executive Officer compensation, total compensation at peer group companies and the compensation packages that these executives agreed to forego in order to join us.

Other than as discussed above, no other equity grants were made to our Named Executive Officers during 2009.

Benefits and Perquisites

We do not generally provide any executive-level benefits or perquisites to our Named Executive Officers. In connection with recruiting certain Named Executive Officers we have, from time to time, provided relocation assistance. From our experience, relocation to the San Francisco Bay area results in significant additional costs to address cost of living and housing differentials.

During 2009, we paid for Mr. Maritz’ housing, airfare and car rental costs in connection with his commute to the San Francisco Bay Area. We also agreed to pay Mr. Peek a monthly housing allowance for the first two years of his employment with us in connection with his move to the San Francisco Bay Area to join us in April 2007. In connection with joining VMware, Messrs. McAniff and Nielsen were provided with relocation packages that include reimbursement of reasonable relocation expenses and a marketing assistance/home sale program. During 2009, we did not provide tax gross-up payments for any Named Executive Officers.

Post-Termination Compensation

As discussed above, stock-based awards are an important element of the compensation packages that we offer to recruit executive officers. In order to induce certain of our Named Executive Officers to forego their compensation benefits with their former employers to join us, we have agreed to accelerate the equity award grants made to them in connection with their hiring under certain circumstances should they be involuntarily terminated. Mr. Peek’s agreement with us entitles him to full acceleration of vesting of all unvested RSUs that were granted to him in connection with his hiring in the event that Mr. Peek’s employment is terminated following a change in control other than for cause or if Mr. Peek terminates his employment because his duties have been materially diminished such that he no longer serves as a chief financial officer of a public entity. Mr. Nielsen’s agreement with us entitles him to acceleration of vesting of one-half of the equity awards that were granted to him in connection with his hiring if within the first 12 months following a change in control, he is terminated without “cause” or he terminates his employment for “good reason” (each as defined in his offer letter). Both Mr. McAniff’s and Ms. Smith’s agreements with us provide that if there is a change in control, and we terminate the Named Executive Officer’s employment without “cause” or the Named Executive Officer terminates his or her employment for “good reason” (each as defined in their offer letters) during the 12 months following the change in control, all unvested equity awards granted to the Named Executive Officer in connection with his or her hiring will become fully vested. In addition, both agreements provide for acceleration of vesting of one-half of all equity awards granted to the Named Executive Officer in connection with his or her hiring in the event of his or her termination without cause or his or her termination of employment for good reason. We do not have any change in control or severance arrangements with Mr. Maritz.

We provide death benefits and disability insurance to our employees including our Named Executive Officers. VMware stock options and RSUs also fully vest in the event of death or termination of employment due to disability.

Tax Deductibility

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. The Compensation and Corporate Governance Committee may consider the impact of Section 162(m) when designing our cash and equity bonus program, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines this is in our best interests. The Compensation and Corporate Governance Committee structured our 2009 Executive Bonus Plan for our Named Executive Officers to allow it to qualify as performance-based compensation under Section 162(m). In addition, stock options granted to our Named Executive Officers in 2008 and 2009 are designed to qualify as performance-based compensation that is exempt from the deductibility limits imposed by Section 162(m).

Hedging Policy

We have adopted a policy prohibiting any of our directors or employees, including the Named Executive Officers, from “hedging” their ownership in shares of our common stock or other equity-based interests in us, including by engaging in short sales or trading in derivative securities relating to our common stock and the common stock of EMC.

Compensation Recovery Policies

Our 2009 Executive Bonus Plan as well as our current 2010 Executive Bonus Plan for our executive officers, including our Named Executive Officers, were each adopted as sub-plans of the 2007 Plan. The 2007 Plan includes provisions that allow us to cancel outstanding equity awards or “clawback” the value of cash bonus awards recently realized if an officer, including each of our Named Executive Officers, engages in activity detrimental to VMware. Additionally, both our 2009 Executive Bonus Plan and our 2010 Executive Bonus Plan include an incentive compensation recovery provision under which we can require reimbursement of any bonus paid under the plan where payment was predicated on financial results that were subject to a significant restatement and the individual engaged in fraud or misconduct that caused or partially caused the restatement. The policy applies to payments made within three years of the date when the applicable restatement is disclosed.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information with respect to the Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007. The amounts shown in the Stock Awards and Option Awards columns do not reflect compensation actually received by the Named Executive Officer. Instead the amounts shown include the aggregate grant date value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”) in respect of awards granted in 2009 and in prior years. For more information on ASC Topic 718, refer to footnote (2) below.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards(2) ($)	Option Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)		All Other Compensation ($)		Total ($)
Paul A. Maritz	2009	778,518	(4)	0		0	0	(5)	925,125		31,624	(6)	1,735,267
President, Chief Executive Officer and Director	2008	358,178	(7)	0		0	26,060,171	(5)	405,557	(7)	15,944		26,839,850

Mark S. Peek	2009	418,654	(8)	0		0	951,550		443,400		21,750	(9)	1,835,354
Chief Financial Officer	2008	400,000		0		0	0		195,350		89,705		685,055
	2007	283,333	(10)	99,314		9,963,968	1,992,941		188,216	(10)	103,340		12,631,112

Richard J. McAniff	2009	308,625	(12)	550,000	(13)	7,059,400	2,250,031		393,800		18,822	(14)	10,580,678
Executive Vice President and Chief Development Officer(11)

T. Tod Nielsen	2009	612,829	(16)	120,000	(13)	5,018,000	3,155,960		733,470		265,576	(17)	9,905,835
Chief Operating Officer(15)

S. Dawn Smith	2009	104,615		148,038	(13)	1,576,750	1,197,792		113,613		0		3,140,808
Senior Vice President, General Counsel and Corporate Secretary(18)

(1)	In 2009, the Company ceased accruing paid-time-off (“PTO”) for Company officers and paid out existing PTO accruals to the Named Executive Officers in July 2009. The amount of PTO accrual payoffs are included in the amount of Salary paid in 2009.
(2)	Amounts shown represent the grant date fair values of awards of stock options and stock awards granted in the fiscal year indicated which were computed in accordance with ASC Topic 718. There can be no assurances that the amounts disclosed will ever be realized. Assumptions used in the calculation of these amounts are included in the note entitled “Stockholders’ Equity” of our audited financial statements included in our Annual report on Form 10-K for the applicable year.
(3)	Amounts consist of cash incentive compensation earned for services rendered in the respective fiscal years under our annual cash incentive bonus plan. For more details on the annual cash incentive bonus plan, see “Compensation Discussion and Analysis—Annual Performance-Based Bonus” and “Grants of Plan-Based Awards.”
(4)	Includes payout of PTO accruals in the amount of $28,518.
(5)	In August 2009, we granted Mr. Maritz a stock option for the purchase of 1,440,006 shares of the Company’s Class A common stock in exchange for the EMC Grant. The replacement VMware grant had substantially the same Black-Scholes value as the surrendered EMC Grant and was accounted for as a modification of an outstanding option award with zero incremental fair value, which amount is reflected in the table above. The grant date fair value of the EMC Grant is included in Mr. Maritz’s compensation amounts for 2008 in the above table. For more details on the EMC Grant and its replacement, see “Compensation Discussion and Analysis—Long-Term Incentives.”
(6)	Amount consists of housing, airfare and car rental costs in connection with Mr. Maritz’ commute to the San Francisco Bay area in the amount of $31,140 and certain meal expenses.
(7)	Mr. Maritz joined us as our President and Chief Executive Officer in July 2008. His base salary and annual bonus amounts were prorated for 2008.

(8)	Includes payout of PTO accruals in the amount of $18,654.
(9)	Amount consists of $21,000 for three monthly payments in 2009 pursuant to a monthly housing allowance we agreed to provide to Mr. Peek for the first 24 months of his employment with us and $750 of matching contributions for the fourth quarter of 2009 to Mr. Peek’s 401(k) account.
(10)	Mr. Peek joined us as our Chief Financial Officer in April 2007. His base salary and annual bonus amounts were prorated for 2007.
(11)	Mr. McAniff joined us as our Executive Vice President & Chief Development Officer in March 2009. His base salary and annual bonus amounts were prorated for 2009.
(12)	Includes payout of PTO accruals in the amount of $5,625.
(13)	Amount consists of a sign-on bonus paid to Named Executive Officer at the start of employment with VMware.
(14)	Amount consists of payment of relocation expenses.
(15)	Mr. Nielsen joined us as our Chief Operating Officer in January 2009. His base salary and annual bonus amounts were prorated for 2009.
(16)	Includes payout of PTO accruals in the amount of $17,060.
(17)	Amount consists of $264,656 of relocation expenses including moving expenses and amounts paid under a marketing assistance/home sale program, certain meal expenses and $750 of matching contributions for the fourth quarter of 2009 to Mr. Nielsen’s 401(k) account.
(18)	Ms. Smith joined us as our Senior Vice President, General Counsel and Corporate Secretary in September 2009. Her base salary amount and annual bonus were prorated for 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to the Named Executive Officers under our 2009 Executive Bonus Plan during the fiscal year ended December 31, 2009 and stock awards and option awards to the Named Executive Officers granted during 2009. For further information on our non-equity incentive plan grants, see “Compensation Discussion and Analysis—Annual Performance-Based Bonus.” The actual amounts realized in respect of the non-equity plan incentive awards during the 2009 fiscal year are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Name	Grant Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Paul A. Maritz		2/13/09	450,000	750,000	1,500,000
	8/11/09	8/12/09					1,440,006	(3)	31.59	0

Mark S. Peek		2/13/09	210,000	350,000	700,000
	6/15/09	6/15/09					100,000		30.80	951,550

Richard J. McAniff		4/14/09	181,641	302,735	605,470
	4/14/09	4/14/09				235,000	235,000		30.04	9,309,431

T. Tod Nielsen		2/13/09	356,022	593,370	1,186,740
	2/13/09	2/13/09				200,000	400,000		25.09	8,173,960

S. Dawn Smith		10/14/09	46,467	77,445	154,890
	10/14/09	10/14/09				35,000	90,000		45.05	2,774,542

(1)	Amounts shown are estimated possible payouts for 2009 under the 2009 Executive Bonus Plan. These amounts were based on the individual’s 2009 base salary and position. The 2009 plan included corporate and individual performance goals with 75 percent of each Named Executive Officer’s target amount tied to corporate performance goals. Threshold payments were set at 80 percent of the target amounts and were tied to achievement of corporate financial goals. Accordingly, threshold bonus amounts were 60 percent of the target amounts for the Named Executive Officers. Maximum payments were set at 200 percent of the target amounts. For more information on the 2009 Executive Bonus Plan, see “Compensation Discussion and Analysis—Annual Performance-Based Bonus.”

(2)	This column reflects the grant date fair values computed in accordance with ASC Topic 718 of the stock options and restricted stock unit grants in this table. The fair market value of these awards have been determined based on assumptions set forth in Note J to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual report on Form 10-K filed with the SEC on March 1, 2010.
(3)	Granted in exchange for a stock option Mr. Maritz held for the purchase of shares of common stock of EMC and preserves the 13 months of vesting that Mr. Maritz had earned while serving as our President and Chief Executive Officer. Our Compensation and Corporate Governance Committee approved the exchange during a regularly scheduled committee meeting that took place during a closed trading window for our Class A common stock. The exchange occurred on the first open trading window day following the meeting at which it was approved. As of the grant date, the replacement value of this grant was substantially the same Black-Scholes value as the stock option for 3,170,131 shares of EMC stock that Mr. Maritz relinquished. The exchange and surrender of the EMC grant were accounted for as a modification to an existing award and there was zero incremental fair value under ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of December 31, 2009.

The market values for unvested stock awards are calculated based on a market value of $42.38 of our Class A common stock (the closing market price of VMware’s Class A common stock on December 31, 2009) multiplied by the number of shares subject to the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)
Paul A. Maritz	312,499	687,501	(2)	33.95	9/10/14	0		0
	416,931	1,023,075	(3)	31.59	08/12/15

Mark S. Peek	156,249	93,751	(4)	23.00	6/8/13	144,405	(5)	6,119,884
	0	100,000	(6)	30.80	06/15/15

Richard J. McAniff	0	235,000	(7)	30.04	04/14/15	235,000	(8)	9,959,300

T. Tod Nielsen	0	400,000	(9)	25.09	02/13/15	200,000	(10)	8,476,000

S. Dawn Smith	0	90,000	(11)	45.05	10/14/15	35,000	(12)	1,483,300

(1)	VMware stock options were granted 6 years prior to the scheduled expiration date.
(2)	One-quarter of the option shares vested on September 10, 2009, and the remaining shares vest ratably each month until fully vested on September 10, 2012, subject to continued employment.
(3)	312,001 of the option shares were vested upon grant, and the remaining shares vest ratably each month until fully vested on March 12, 2013, subject to continued employment. See footnote 5 to the Summary Compensation Table for a further description of this award.
(4)	These shares vest ratably each month until fully vested on June 8, 2011, subject to continued employment.
(5)	These shares vest on June 7, 2010, subject to continued employment.
(6)	One-quarter of the option shares vest on June 1, 2010, and the remaining shares vest ratably each month until fully vested on June 1, 2013, subject to continued employment.
(7)	One-quarter of the option shares vest on April 14, 2010, and the remaining shares vest ratably each month until fully vested on April 14, 2013.
(8)	One-quarter of these restricted stock units vest on each of April 14, 2010, 2011, 2012 and 2013, subject to continued employment.
(9)	One-quarter of the option shares vested on February 13, 2010, and the remaining shares vest ratably each month until fully vested on February 13, 2013, subject to continued employment.
(10)	One-quarter of these restricted stock units vest on each of February 13, 2010, 2011, 2012 and 2013, subject to continued employment.

(11)	One-quarter of the option shares vest on October 14, 2010, and the remaining shares vest ratably each month until fully vested on October 14, 2013, subject to continued employment.
(12)	One-quarter of these restricted stock units vest on each of October 14, 2010, 2011, 2012 and 2013, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options and stock awards exercised and vested, respectively, for the Named Executive Officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Maritz	0	0	0	0
Mark S. Peek	0	0	144,405	4,706,159	(1)
Richard J. McAniff	0	0	0	0
T. Tod Nielsen	0	0	0	0
S. Dawn Smith	0	0	0	0

(1)	Amount represents the fair market value of VMware Class A common stock on the applicable vesting date, multiplied by the number of shares of restricted stock vested on such date. Fair market value has been determined based on the closing price of VMware’s common stock on the NYSE on the first trading day immediately preceding the vesting date, because the vesting date did not fall on a trading day. Amount shown does not represent proceeds from sales of shares acquired on vesting of stock awards and does not indicate that shares were actually sold.

Pension Benefits

VMware does not provide pension benefits to the Named Executive Officers.

Nonqualified Deferred Compensation

VMware employees are not provided with a nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation and benefits due to each of the Named Executive Officers in the event of termination of employment or a change in control under the circumstances described below. Except as noted below, all unvested stock awards will terminate upon any termination of employment. The vested portions of all stock options generally remain exercisable for a period of three months following the date of termination unless termination is for cause, in which case any unexercised stock options terminate immediately.

Voluntary Termination

A Named Executive Officer who voluntarily terminates employment is not entitled to any compensation benefits other than those that are paid to all employees upon any termination of employment.

Involuntary Termination For Cause

A Named Executive Officer whose employment is terminated for cause is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

Involuntary Termination Without Cause or Resignation For Good Reason

Except as provided in their employment offer letters, a Named Executive Officer whose employment is involuntarily terminated without cause or who terminates his or her employment for good reason is not entitled to any benefits other than those that are paid to all employees upon any termination of employment. The employment offer letters for Ms. Smith and Mr. McAniff provide for the acceleration of vesting of one-half of all equity awards granted to them in connection with their hiring in the event of involuntary termination without cause or for termination of employment for good reason. The provision of any additional compensation and benefits would be made at the discretion of the Compensation and Corporate Governance Committee.

Change in Control

Our Named Executive Officers do not have change in control agreements. However, certain of our Named Executive Officers are contractually entitled to compensation or benefits if they are involuntarily terminated other than for cause or terminate their employment for good reason following a change in control.

If, following a change in control of VMware, Mr. Peek is involuntarily terminated other than for cause or terminates his employment because his duties have been materially diminished such that he no longer serves as a chief financial officer of a public entity, he will become fully vested in his RSUs that were granted to him in connection with his hiring.

Mr. Nielsen’s offer letter provides that if there is a change in control of VMware, and we terminate his employment other than for cause or he terminates his employment for good reason during the 12 months following the change in control, one-half of the unvested equity awards granted to him in connection with his hiring will become fully vested.

Both Mr. McAniff’s and Ms. Smith’s offer letters provide that if there is a change in control of Vmware, and we terminate the officer’s employment other than for cause or the officer terminates his or her employment for good reason during the 12 months following the change in control, all unvested equity awards granted to the officer in connection with his or her hiring will become fully vested.

Death

Upon an employee’s death, the employee’s survivors will continue to receive the employee’s base salary for six months, and we will make a $10,000 contribution to a tax-qualified education fund in respect of each of the deceased employee’s minor children. This benefit is provided to all employees generally. For those employees who hold equity awards granted under our 2007 Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death will remain exercisable for three years thereafter.

Disability

We do not have guidelines for providing compensation or benefits upon an employee’s disability other than providing the benefits that are provided to all employees generally upon any termination of employment. For those employees who hold equity awards granted under the 2007 Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest, and all options held by an employee prior to his or her termination for disability will remain exercisable for three years thereafter.

Retirement

We do not provide any retirement benefits to the Named Executive Officers, other than matching 401(k) plan contributions to the extent that they are provided to all employees who participate in our 401(k) plan. Prior to 2009, we made matching contributions of up to $3,000 available to our employees. We suspended our 401(k) plan matching contributions during the first three quarters of 2009 as part of our company-wide austerity measures and restored the match on a pro-rata basis during the fourth quarter of 2009.

Potential Payments Tables

The following table shows the potential payments and benefits that would have been provided upon termination under each of the scenarios discussed above if such termination had occurred on December 31, 2009. The actual amounts to be paid can only be determined at the time of the termination of employment. Excluded are benefits provided to all employees, such as accrued vacation and payments upon an employee’s death.

	Cash Severance ($)	VMware In-the-Money Value of Accelerated Stock Options ($)(1)	VMware Value of Accelerated Restricted Stock Units ($)(2)	Total Value: Incremental Benefits ($)
Paul A. Maritz
Termination without Cause or Resignation for Good Reason	0	0	0	0
Termination Without Cause or Resignation for Good Reason following Change in Control	0	0	0	0
Death or Disability	0	16,834,612	0	16,834,612

Mark S. Peek
Termination without Cause or Resignation for Good Reason	0	0	0	0
Termination Without Cause or Resignation for Good Reason following Change in Control	0	0	6,119,884	6,119,884
Death or Disability	0	2,974,894	6,119,884	9,094,778

Richard J. McAniff
Termination without Cause or Resignation for Good Reason	0	1,449,950	4,979,650	6,429,600
Termination Without Cause or Resignation for Good Reason following Change in Control	0	2,899,900	9,959,300	12,859,200
Death or Disability	0	2,899,900	9,959,300	12,859,200

T. Tod Nielsen
Termination without Cause or Resignation for Good Reason	0	0	0	0
Termination Without Cause or Resignation for Good Reason following Change in Control	0	3,458,000	4,238,000	7,696,000
Death or Disability	0	6,916,000	8,476,000	15,392,000

S. Dawn Smith
Termination without Cause or Resignation for Good Reason	0	0	741,650	741,650
Termination Without Cause or Resignation for Good Reason following Change in Control	0	0	1,483,300	1,483,300
Death or Disability	0	0	1,483,300	1,483,300

(1)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common ($42.38) on the NYSE on December 31, 2009 and the stock option exercise prices.
(2)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock units, based on the closing price of our common stock ($42.38) on the NYSE on December 31, 2009.

Indemnification Agreements and Director and Officer Insurance

Our certificate of incorporation and Bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with our directors and executive officers that will generally provide for mandatory indemnification to the fullest extent permitted by law. In addition, our officers and directors are insured under an officers and directors liability insurance policy.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Corporate Governance Committee of VMware, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND CORPORATE GOVERNANCE

COMMITTEE

David N. Strohm, Chair

Michael W. Brown

Dennis D. Powell

DIRECTOR COMPENSATION

The Compensation and Corporate Governance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board of Directors when appropriate. During 2009, non-employee directors were eligible for the following compensation:

•	an annual retainer fee of $40,000;

•	the Chair of the Audit Committee receives additional annual compensation of $25,000, and each other member of the Audit Committee receives additional annual compensation of $12,500; and

•

the Chair of the Compensation and Corporate Governance Committee and the Chair of the Mergers and Acquisitions Committee each receive additional annual compensation of $20,000, and each other member of the Compensation and Corporate Governance Committee and the Mergers and Acquisitions Committee receives additional annual compensation of $10,000.

We also reimburse our directors for reasonable expenses in connection with performing their duties as directors, such as attendance at Board of Directors and committee meetings. Effective as of our 2010 Annual Meeting, the annual retainer for non-employee directors will be increased to $50,000.

In addition, non-employee directors are eligible to receive the following equity grants:

•	initial grants of 12,000 stock options and 2,000 RSUs upon commencement of service on our Board of Directors, both awards vesting in annual installments over two years; and

•	annual grants of 6,000 stock options and 2,000 RSUs to continuing non-employee directors, vesting in quarterly installments over one year.

The Compensation and Corporate Governance Committee has adopted stock ownership guidelines for our non-employee directors. Under the guidelines, each non-employee director who receives equity grants from us is required to hold 5,000 shares of our Class A common stock. If a director does not yet meet the holding requirement, the director must hold an amount of shares equal to 50 percent of the net shares acquired from us as compensation for director services. As of the date of this proxy statement, the holdings of each non-employee director are sufficient to comply with this policy.

We do not provide compensation to Mr. Tucci and Mr. Goulden for their service on our Board of Directors because they are officers of EMC. Additionally, Ms. James, who was initially elected to our Board of Directors after being designated for her position pursuant to an agreement we entered into with Intel in connection with Intel Capital’s investment in us, has elected not to receive compensation for her service on our Board of Directors. Accordingly, Mr. Tucci, Ms. James and Mr. Goulden are not subject to the stock ownership guidelines established for our non-employee directors.

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2009:

Name	Fees Paid ($)	Option Awards(1) ($)	Restricted Stock Unit Awards(1) ($)	Total ($)
Joseph M. Tucci(2)	0	0	0	0
Michael W. Brown(3)(4)(5)(6)	75,000	55,936	59,900	190,836
John R. Egan(2)(5)(6)	60,000	55,936	59,900	175,836
David I. Goulden(2)	0	0	0	0
Renee J. James(3)	0	0	0	0
Dennis D. Powell(3)(4)(6)	62,500	55,936	59,900	178,336
David N. Strohm(2)(4)(5)(6)	70,000	55,936	59,900	185,836

(1)

Amounts shown represent the grant date fair values computed in accordance with ASC Topic 718 of the stock options and restricted stock unit grants in this table, rather than an amount paid to or realized by the director. The fair market value of these awards have been determined based on assumptions set forth in Note J to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual report on Form 10-K filed with the SEC on March 1, 2010.

The table below shows the aggregate numbers of unvested VMware stock awards and option awards outstanding for each non-employee director as of December 31, 2009.

Name	Unvested VMware Stock Awards	Vested and Unvested VMware Option Awards
Joseph M. Tucci	0	0
Michael W. Brown	14,334	3,000
John R. Egan	14,334	3,000
David I. Goulden	0	0
Renee J. James	0	0
Dennis D. Powell	1,000	3,000
David N. Strohm	14,334	3,000

(2)	Member of the Mergers and Acquisitions Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation and Corporate Governance Committee.
(5)	Mr. Brown is the Chair of the Audit Committee; Mr. Egan is the Chair of the Mergers and Acquisitions Committee; and Mr. Strohm is the Chair of the Compensation and Corporate Governance Committee.
(6)	On May 27, 2009, each of Messrs. Brown, Egan, Powell and Strohm was granted a stock option to purchase 6,000 shares, with a grant date fair value of $55,936 and an award of 2,000 RSUs, with a grant date fair value of $59,900, in each case, computed in accordance with ASC Topic 718. There can be no assurances that the amounts disclosed will ever be realized. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual report on Form 10-K filed with the SEC on March 1, 2010.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

From time to time, we may enter into transactions in which “related persons” (as defined in Item 404 of Regulation S-K adopted by the SEC under the federal securities laws) could be deemed to have a direct or indirect material interest. Related persons include our directors and executive officers, their immediate family members and stockholders beneficially owning more than five percent of either class of our common stock. We may enter into such transactions in the ordinary course of business in connection with the design, development, marketing, sales and distribution of our products and in the administration and oversight of our business operations.

We have adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons. We recognize that transactions with related persons may present potential or actual conflicts of interest or an appearance of impropriety. Additionally, such transactions must be fair to us in accordance with applicable Delaware corporate law. Accordingly, as a general matter, it is our policy to closely assess and evaluate transactions with related persons. Our policy provides that transactions with related persons are subject to review by our Audit Committee.

The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is or will be a participant, in which the amount involved exceeds $120,000 and in which any related person has or may have a direct or indirect material interest. An investor may obtain a written copy of this policy by sending a request to VMware Inc., 3401 Hillview Avenue, Palo Alto, CA 94304, Attention: Legal Department.

Additionally, ownership interests of our directors or officers in the common stock of EMC, or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC could create, or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both us and EMC, provided they comply with the policies set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with EMC Corporation

Prior to our IPO in August 2007, we operated as a wholly-owned subsidiary of EMC. EMC continues to be our majority stockholder, and we are considered a “controlled company” under the NYSE Rules. EMC has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20 percent or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required for us to authorize a number of significant actions.

As described in “Our Board of Directors and Nominees,” two members of our Board of Directors are executive officers of EMC. The Chairman of our Board, Joseph Tucci, is the Chairman, President and Chief Executive Officer of EMC and David Goulden is the Executive Vice President and Chief Financial Officer of EMC.

Overview

We operated as a wholly owned subsidiary of EMC from January 2004 to August 17, 2007, the closing date of our IPO. As a result, in the ordinary course of our business, we have received various services provided by EMC, including tax, accounting, treasury, legal and human resources services. Our financial statements include allocations to us of EMC’s costs related to these services.

When we were acquired by EMC, in view of the potential overlap between our business and that of EMC, we and EMC agreed to conduct our businesses pursuant to certain rules of engagement that we and EMC adopted at that time. Our “Rules of Engagement with Storage, Server and Infrastructure Software Vendors” which are made available to our partners, outline product development, qualification and sales guidelines that we and EMC follow with partners who also have products that directly compete with EMC products. These rules of engagement remain in effect and may be amended from time to time by our Board of Directors.

In April 2007, we declared an $800 million dividend to EMC in the form of a note payable. The note matures in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points (0.84 percent as of December 31, 2009), with interest payable quarterly in arrears, commencing June 30, 2007. The interest rate on the note payable resets quarterly, two business days prior to the first day of each fiscal quarter. We may repay the note, without penalty, at any time commencing July 2007. In August 2007, we used a portion of the net proceeds from our IPO of Class A common stock to repay to EMC $350 million of this note payable. In 2009, we recorded $6.5 million of interest expense related to the note in our financial statements.

Subsequent to our IPO, we continue to be a majority-owned and controlled subsidiary of EMC, our results of operations and financial position are consolidated in EMC’s financial statements, we continue to receive various administrative services from EMC, we have entered into agreements regarding EMC’s and our intellectual property and real estate, and we and EMC sell goods and services as vendors to one another. Additionally, in geographic areas where we have not established our own subsidiaries, we contract with EMC subsidiaries for support services and EMC employees who are managed by our personnel. As described further below, our relationship with EMC includes the following aspects:

•	EMC is our controlling stockholder and, as such, has certain rights under our charter documents.

•	A master transaction agreement entered into with EMC in conjunction with our IPO, together with ancillary agreements, governs our post-IPO business relationship with EMC.

•	We contract for certain services from EMC subsidiaries in geographic regions where we do not have legal entities established.

•	We transact ongoing business with EMC pursuant to certain ordinary course agreements.

As reported in our 2009 Annual Report on Form 10-K filed with the SEC on March 1, 2010, during 2009:

•	We incurred expenses of $95.6 million for costs incurred by EMC for our direct benefit, such as rent, travel, salaries, and benefits. These costs include an estimated arm’s-length mark-up.

•

We paid income taxes to EMC of $14.2 million. The difference between income taxes calculated on a separate return basis and income taxes calculated within EMC’s consolidated, combined, and unitary returns, is presented as a component of our stockholders’ equity. The amount presented as a component of our stockholders’ equity from the tax sharing arrangement was $8.0 million.

•	We recognized professional service revenue of $25.2 million for services provided to EMC customers.

•	We recognized revenue from server and desktop products and services purchased by EMC for internal use of $5.6 million.

•	We purchased $9.7 million of storage systems and software and consulting services from EMC.

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Pursuant to a reseller arrangement with EMC, which commenced in 2009, EMC bundles our products and services with EMC’s hardware and sells them to end users. In 2009, we recognized revenues of $14.1 million from products sold pursuant to our reseller arrangement with EMC.

•	Cash proceeds from the exercise of EMC options held by VMware employees paid to EMC were $4.7 million.

•

In the fourth quarter of 2009, we entered into an agreement to invest in a joint venture with EMC and Cisco. We have a minority ownership interest in the joint venture. For more information, see “Investment in Joint Venture with EMC and Cisco” below.

EMC as our Controlling Stockholder

As of March 24, 2010, EMC owned approximately 80.6 percent of our common stock (approximately 26.2 percent of our Class A common stock and 100 percent of our Class B common stock) and controlled approximately 97.5 percent of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50 percent of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

Certain of EMC’s rights as our majority stockholder arise from being the sole holder of our Class B common stock which has certain voting rights greater than the voting rights of our Class A common stock. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock on all matters except for the election of our Group II directors, in which case they are entitled to one vote per share, whereas holders of our Class A common stock are entitled to one vote per share of Class A common stock in all cases. The holders of Class B common stock, voting separately as a class, are entitled to elect 80 percent of the total number of directors on our Board of Directors that we would have if there were no vacancies on our Board of Directors at the time. These are our Group I directors. The holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director—our Group II director(s). Accordingly, the holders of our Class B common stock currently are entitled to elect 7 of our 8 directors. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Code, or in transfers following such a distribution), those shares will automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our Board of Directors.

Our certificate of incorporation also contains provisions that require that as long as EMC beneficially owns at least 20 percent or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to our employee benefit plans;

•	establish the aggregate annual amount of shares we may issue in equity awards;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; or

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or Bylaws.

Beneficial ownership of at least 80 percent of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes (the “Consolidated Group”), and beneficial ownership of at least 80 percent of the total voting power and 80 percent of each class of non-voting capital stock is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. We have been included in EMC’s consolidated group for U.S. federal income tax purposes. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50 percent of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off.

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of EMC serving as our directors.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us, and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

•

where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

•

where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC. For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20 percent or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in- interest. The vote of at least 80 percent of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.

Master Transaction Agreement and Ancillary Agreements.

At the time of our IPO, we and EMC entered into certain agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master transaction agreement;

•	an administrative services agreement;

•	a tax sharing agreement;

•	an insurance matters agreement;

•	an employee benefits agreement;

•	an intellectual property agreement; and

•	real estate agreements.

The agreements summarized below were filed as exhibits to the registration statement relating to our IPO. You are encouraged to read the full text of these material agreements. We entered into these agreements with EMC in the context of our relationship with EMC as our parent and controlling stockholder. The prices and other terms of these agreements were designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least

20 percent of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to confidential information and indemnification by us and EMC will survive indefinitely.

Registration Rights. Pursuant to the master transaction agreement, at the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held or subsequently acquired by EMC for public sale under the 1933 Securities Act, as amended (the “Securities Act”). EMC may request up to two registrations in any calendar year. We also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions. Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure, and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option. Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock at fair market value as determined in accordance with the agreement in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following our IPO. This option may not be exercised by EMC in connection with any issuance by us of any shares pursuant to any stock option or other executive or employee compensation plan, except where such issuance would cause EMC’s percentage ownership of common stock to fall below 80.1 percent.

Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including those set forth above as requiring approval under our certificate of incorporation.

Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to the general indemnification obligations described above relating to the current and historical VMware and EMC businesses and operations, we and EMC have agreed to cross-indemnify each other against liabilities arising from any misstatements or omissions in one another’s SEC filings and from information each of us provides to the other specifically for inclusion in the other party’s annual or quarterly reports, but only to the extent that the information pertains to the party providing the information or its business or to the extent the party filing the SEC report provides the party supplying the information with prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of the party filing the report.

Accounting Matters; Legal Policies. Under the master transaction agreement, we agreed to use our reasonable best efforts to use the same independent auditors selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with GAAP consistently applied). We also agreed to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Additionally, for as long as EMC is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all EMC policies and directives identified by EMC as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by EMC.

Administrative Services Agreement

Under the administrative services agreement, EMC provides us with services, including tax, accounting, treasury, legal and human resources services. For such time as the administrative services agreement is in effect, EMC and VMware may agree on additional services to be included in the administrative services agreement. EMC is to provide us with services with substantially the same degree of skill and care as such services are performed within EMC. We will pay fees to EMC for the services rendered based on the number and total cost of the EMC employees required to provide services, or as may otherwise be agreed.

The initial term of the administrative services agreement expired on September 30, 2007 and extends automatically for additional three-month terms unless terminated by one of the parties. We have the right to terminate any of the services provided by EMC under the administrative services agreement at any time upon 30 day prior written notice of termination to EMC.

Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify EMC with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of EMC. As of December 31, 2009, we provide most of the services subject to the Administrative Services Agreement for ourselves. However, the agreement has not been terminated and remains in effect.

Tax Sharing Agreement

We have been included in the Consolidated Group as well as in certain consolidated, combined or unitary groups that include EMC and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. We entered into a new tax sharing agreement that became effective upon consummation of our IPO. Pursuant to the tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. EMC prepares pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries.

EMC is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.

We are included in the Consolidated Group for periods in which EMC owned at least 80 percent of the total voting power and value of our outstanding stock. EMC, during any part of a consolidated return year, is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) our business and operations, of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and EMC, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

Our and EMC’s respective rights, responsibilities and obligations with respect to any possible spin-off of our stock to EMC stockholders are set forth in the tax sharing agreement. If EMC were to decide to pursue a possible spin-off, we have agreed to cooperate with EMC and to take any and all actions reasonably requested by EMC in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude EMC’s ability to undertake a tax-free spin-off. In the event EMC completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or EMC.

Insurance Matters Agreement

We also entered into an insurance matters agreement with EMC in conjunction with our IPO. Pursuant to the insurance matters agreement, EMC maintains insurance policies covering, and for the benefit of, us and our directors, officers and employees. The insurance policies maintained by EMC under the insurance matters agreement are comparable to those maintained by EMC and covering us prior to our IPO. Except to the extent that EMC allocates a portion of its insurance costs to us, we must reimburse EMC, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that EMC may incur in connection with the insurance coverage EMC maintains for us. We are responsible for any action against VMware in connection with EMC’s maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the breach by EMC of the insurance matters agreement or the related insurance policies, or the gross negligence, bad faith or willful misconduct of EMC in connection with the insurance matters agreement or the related insurance policies.

The term of the insurance matters agreement will expire on a date which is 45 days after the date upon which EMC owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock.

Employee Benefits Agreement

We have also entered into an employee benefits agreement with EMC. The employee benefits agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters, including the treatment of outstanding EMC equity awards which may be held by our employees and the allocation of certain retirement plan assets and liabilities and the ownership of work product developed for our benefit.

Intellectual Property Agreement

The terms of the intellectual property agreement formalize the relationship between us and EMC with respect to our use of certain EMC source code and associated intellectual property rights, as well as EMC’s use of certain VMware source code and associated intellectual property rights.

Under the terms of the intellectual property agreement, we and EMC fully release one another from claims resulting from any acts of infringement that might have occurred prior to the date our IPO was completed. Going forward, EMC will provide to us license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support our existing products, as well as any updates, upgrades and future versions of those products, and the implementation of interoperability between future VMware products and EMC products. These rights exclude our ability to use EMC’s intellectual property to create certain types of products.

We, in turn, will provide to EMC license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support EMC’s existing products, any updates, upgrades and future versions of those products, as well as EMC’s future products. These rights exclude the ability of EMC to use our intellectual property to create certain types of products. The scope of the patent rights we provide to EMC and the scope of products with which EMC may use our intellectual property rights will be initially narrowed at such time as EMC no longer owns 50 percent of our common stock, and further narrowed at such time as EMC no longer owns 20 percent of our common stock. The scope of products with which EMC may use our intellectual property rights will also be narrowed if there is a change in control of EMC at such time as EMC no longer owns 50 percent of our common stock. EMC will indemnify us for any losses arising out of any use by EMC of the intellectual property rights we provide to EMC under the intellectual property agreement, and we will indemnify EMC for any losses arising out of any use by us of the intellectual property rights EMC provides to us under the intellectual property agreement.

Real Estate Agreements

We entered into a real estate license agreement with EMC in conjunction with our IPO. The real estate license agreement governs the terms under which we may use the space we share, and will continue to share, with EMC at certain properties that EMC currently leases. The real estate license agreement did not materially change other arrangements we have with EMC related to shared space or the amounts we are charged for use of such space.

Support from EMC Subsidiaries in Certain Geographic Regions.

Prior to our IPO, we had entered into several agreements with EMC with respect to international marketing, call center support, and research and development services. EMC has continued to provide these services to us following our IPO pursuant to these agreements and similar subsequent arrangements. In certain circumstances where we do not have an established legal entity, EMC employees managed by our personnel have provided services on our behalf.

We have entered into various geographically-specific marketing services agreements with certain of EMC’s subsidiaries. During 2009, these agreements involved the following countries: Argentina, Australia, Belgium,

Brazil, Columbia, the Czech Republic, Dubai, Finland, France, India, Italy, Portugal, Korea, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Norway, Poland, Russia, South Africa, Spain, Switzerland, Taiwan, Turkey and United Arab Emirates. The terms of these agreements are substantially similar and under such agreements, the signing EMC subsidiaries have agreed to provide us, upon our request, with services that include promoting our products, developing our customer base, and acting as a liaison to certain customers. Under the provisions of the agreements, we are charged by such EMC subsidiaries in performing services under these agreements. EMC subsidiaries provided these services to us on similar terms before such time as we entered into written agreements. The agreements are effective until terminated by either party upon 30 day written notice and in 2009 our marketing services agreements with EMC were terminated in the following countries: Austria, China, Israel and Spain.

Ongoing and Ordinary Course of Business Agreements.

In 2009, we entered into various software licensing and support agreements with EMC covering the purchase of approximately $3.4 million in VMware products and services by EMC and approximately $1.4 million in EMC products and services by VMware. Additionally, we entered into a master agreement pursuant to which VMware will provide professional services estimated at $5 million annually to EMC for implementation and support of VMware software products by EMC.

Additionally, during 2009, we entered into various joint distribution and professional services agreements with an estimated annual value of approximately $30 million pursuant to which EMC may distribute VMware software and provide professional services and training to users of VMware software.

We also entered into various licensing, technology and marketing partnering agreements with EMC during 2009 relating primarily to furthering the interoperability of our respective technologies. These agreements provided for deployment of the internal resources of both companies with an estimated value in excess of $360,000.

Asset Acquisitions from EMC

In 2009, we acquired certain intellectual property rights from EMC relating to software code with an estimated value of $800,000 pursuant to an asset acquisition agreement.

In February 2010, we entered into an agreement with EMC to acquire certain IT management products from EMC’s Ionix information technology management business for up to $200 million. The transaction closed during the second quarter of 2010.

Investment in Joint Venture with EMC and Cisco

In the fourth quarter of 2009, we entered into a definitive agreement to invest up to $8 million for a minority interest in Acadia Enterprises, LLC (“Acadia”), a joint venture between EMC and Cisco. EMC and Cisco are the lead investors in Acadia, which is focused on accelerating customer build-outs of information technology infrastructures through end-to-end enablement of service providers and large enterprise customers. We also agreed to license certain of our intellectual property to Acadia on a non-exclusive basis.

Other Transactions With Related Persons

John R. Egan, a member of our Board of Directors, is a managing partner and general partner in Egan-Managed Capital II, L.P., which held an equity interest in Softrax Corporation (“Softrax”) of greater than 10 percent during 2009. In 2009, we paid Softrax approximately $180,000 for the licensing, implementation and maintenance of Softrax software. We believe that the terms of these arrangements were fair and not less favorable to us than could have been obtained from unaffiliated parties.

In connection with our IPO, Cisco purchased 6.0 million shares of VMware Class A common stock from EMC and subsequently purchased an additional 500,000 shares of our Class A common stock from Intel Capital. Based on our review of public filings, we believe that Cisco held 6,500,000 shares of our Class A common stock, representing as of March 1, 2010, 6.1 percent of our Class A common stock, approximately 1.60 percent of our total outstanding common stock and less than one percent of our total voting power.

We have in the past done business, and expect to continue to do business, with Cisco, including its subsidiaries, on regular, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties. During 2009, both we and Cisco engaged in purchases of products and services from each other and entered into certain licensing and marketing agreements. All such transactions with Cisco were in the ordinary course of business on the same or similar terms as would be negotiated with unrelated third parties.

In August 2007, we issued 9.5 million shares of Class A common stock to Intel Capital following our IPO. In October 2009, Intel disclosed in a filing with the SEC that Intel Capital’s sales of our stock had resulted in its ownership of our Class A common stock constituting less than five percent of the outstanding shares of Class A common stock.

We have in the past done business, and expect to continue to do business, with Intel on regular, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties. During 2009, Intel engaged in purchases of products and/or services from us in the ordinary course of business.

In addition, from time to time, we may purchase or sell goods and services in the ordinary course of business with financial institutions that beneficially own five percent or more of our Class A common stock. We have in the past done business, and expect to continue to do business, with entities affiliated with UBS AG (“UBS”) and FMR LLC, financial institutions that beneficially own five percent or more of our Class A common stock, on regular, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties. UBS Financial Services, Inc., our stock plan administrator, is an affiliate of UBS. Additionally, during 2009, UBS AG and its affiliates engaged in purchases of products and/or services from us in the ordinary course of business. We did not directly participate in transactions with FMR during 2009. However, our 401(k) plan is administered by Fidelity Investments, an affiliate of FMR LLC.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with VMware’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of VMware contained in VMware’s Annual Report on Form 10-K for the 2009 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from VMware.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in VMware’s Annual Report on Form 10-K for its 2009 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Michael W. Brown, Chair

Renee J. James

Dennis D. Powell

STOCKHOLDER PROPOSALS

To be eligible for inclusion in VMware’s proxy statement for the 2011 Annual Meeting of Stockholders, stockholder proposals must be received at VMware’s principal executive offices no later than December 6, 2010. Stockholder proposals should be addressed to: VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304, Attn: Legal Department, Facsimile Number (650) 427-5023.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Secretary at the principal executive offices of VMware (containing certain information specified in the Bylaws) (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date more than thirty days before or after such anniversary date, not earlier than the close of business on 120 days prior to such annual meeting and not later than the close of business on the later of (a) 90 days prior to such annual meeting and (b) the tenth day following the date of public announcement of such meeting is first made by VMware. The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the annual meeting or as otherwise brought before the annual meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the Secretary at the principal executive offices of VMware (containing certain information specified in our Bylaws) within the periods prior to the meeting specified in the preceding sentence. In each case, stockholders must also comply with the procedural requirements in our Bylaws.

Any holder of our Class A common stock who wishes to bring a proposal or nominate a person for election to the Board of Directors at VMware’s 2011 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to VMware’s Secretary, at our address specified above, on or after January 22, 2011 and no later than February 20, 2011.

Our Bylaws also provide that until such time that EMC ceases to hold at least a majority of the voting power of our Class A common stock and Class B common stock voting together as a single class, EMC shall be entitled to propose business to be considered at any meeting of stockholders and to nominate persons for election to the Board of Directors without compliance with the notice procedure described in the two preceding paragraphs.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in VMware’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 discussed in “Stockholder Proposals.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to VMware at 3401 Hillview Avenue, Palo Alto, California 94304, Attention: Legal Department. Our Bylaws are also on file with the SEC, and are available through its website at http://www.sec.gov.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires VMware’s executive officers and directors, and persons who own more than 10 percent of the common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, VMware believes that during the fiscal year ended December 31, 2009, all filing requirements were complied with in a timely fashion.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of VMware’s 2010 proxy statement to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save VMware the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.proxyvote.com and request a copy, or if you address your written request to VMware Inc., Investor Relations, 3401 Hillview Avenue, Palo Alto, California 94304, or call us at (877) 486-9273.

10-K REPORT

A copy of VMware’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for VMware’s most recently completed fiscal year, may be found on the investor relations page of our website, http://www.vmware.com. In addition, VMware will provide each beneficial owner of its securities with a copy of the Annual Report on Form 10-K without charge, upon the written request of any such person. Such requests should be sent to the Investor Relations Department, VMware, Inc., 3401 Hillview Avenue, Palo Alto California, 94304.

By order of the Board of Directors

/s/ S. Dawn Smith
S. DAWN SMITH
Senior Vice President, General Counsel and Corporate Secretary

Palo Alto, California

April 5, 2010

VM WARE®

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0 0 0

0

0000058325_1 R2.09.05.010

VMWARE, INC.

3401 Hillview Ave

Palo Alto, CA 94304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.

Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

The Board of Directors recommends you

vote FOR the following proposal(s): For Against Abstain

2 To ratify the selection by the Audit Committee of VMWare’s Board of Directors of PricewaterhouseCoopers LLP as VMware’s

independent auditors for the fiscal year ending December 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Materials Election - Check this box if you want to

receive a complete set of future proxy materials by

mail, at no extra cost. If you do not take action

you may receive only a Notice to inform you of the

Internet availability of proxy materials.

0000058325_2 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NOTICE AND PROXY STATEMENT WITH

ANNUAL REPORT ON FORM 10-K is/are available at www.proxyvote.com .

ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Tod Nielsen, our Chief Operating Officer and Mark S. Peek, our Chief Financial Officer, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of VMware Inc., a

Delaware corporation, to be held on May 21, 2010, at 9:00 a.m., local time, at VMware’s offices at 3401 Hillview Ave, Palo Alto,

California 94304 and at any adjournments thereof, all the shares of Class A common stock, par value $.01 per share, of VMware that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN

THIS PROXY WILL BE VOTED IN FAVOR OF RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS VMWARE’S INDEPENDENT AUDITORS FOR 2010 AS DESCRIBED IN VMWARE’S PROXY STATEMENT. IN THEIR

DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY

COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

Continued on reverse side